UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Crawford & Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials:
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 7, 2025

Dear Shareholders:

You are cordially invited to attend the Company’s 2025 Annual Meeting of Shareholders, which will be held on Thursday, May 8, 2025, beginning at 8:30 a.m. Eastern Time at the Company’s headquarters, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092.

The Notice of Annual Meeting of Shareholders, Proxy Statement and form of Proxy are included with this letter and contain information about the Annual Meeting and the various matters on which you are being asked to vote. Only Shareholders of record of Class B Common Stock of the Company as of the close of business on March 14, 2025, are entitled to vote at the Annual Meeting, including any adjournment or postponement thereof. Shares of Class A Common Stock of the Company are not entitled to vote at the Annual Meeting.

As is our custom, a brief report will be made at the Annual Meeting on the Company’s 2024 activities, 2025 activities to date, and the outlook for the remainder of 2025. We hope you will be able to attend the Annual Meeting.

Whether or not you plan to attend, it is important that you sign and return your Proxy, or vote electronically by telephone or through the Internet, promptly, as your vote is important to the Company.

On behalf of our Board of Directors, officers and employees, we wish to thank you for your continued interest in and support of Crawford & Company.

Sincerely,

Rohit Verma

President and Chief Executive Officer

CRAWFORD & COMPANY

5335 Triangle Parkway

Peachtree Corners, Georgia 30092

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 8, 2025

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Crawford & Company (the “Company”) will be held in person on Thursday, May 8, 2025, at 8:30 a.m. Eastern Time, for the following purposes:

1.	To elect nine (9) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;
2.	To approve an amendment to the Crawford & Company 2016 Employee Stock Purchase Plan which authorizes 1,000,000 additional shares of Class A Common Stock for issuance under the plan;
3.	To approve, on an advisory basis, the compensation paid to the Company’s named executive officers in 2024;
4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the 2025 fiscal year; and
5.	To transact any and all other such business as may properly come before the Annual Meeting, including any adjournment or postponement thereof.

Information relating to the above matters is set forth in the accompanying Proxy Statement dated April 7, 2025. Only Shareholders of record of Class B Common Stock of the Company as of the close of business on March 14, 2025 are entitled to vote at the Annual Meeting, including any adjournment or postponement thereof. Shares of Class A Common Stock of the Company are not entitled to vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2025:

The proxy statement and our 2024 annual report are available at https://materials.proxyvote.com/224633.

By Order of The Board of Directors,

Tami E. Stevenson,
SVP, General Counsel and Corporate Secretary

Atlanta, Georgia

April 7, 2025

It is important that your shares of Class B Common Stock be represented at the Annual Meeting whether or not you plan to attend. Accordingly, please complete and sign the enclosed Proxy and return it in the accompanying postage-paid envelope or vote your Proxy electronically by telephone or through the Internet as soon as possible. Signing and returning the Proxy, or submitting it electronically, will not affect your right to attend and vote in person at the Annual Meeting. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by such record holder.

Proxies are being solicited with respect to shares of Class B Common Stock of the Company by the Board of Directors of the Company. Shares of Class A Common Stock of the Company are not entitled to vote at the Annual Meeting and, consequently, Proxies are not being solicited with respect to shares of Class A Common Stock of the Company.

CRAWFORD & COMPANY

5335 Triangle Parkway

Peachtree Corners, Georgia 30092

PROXY STATEMENT

2025 PROXY STATEMENT

i

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 8, 2025

GENERAL INFORMATION AND FREQUENTLY ASKED QUESTIONS

The 2025 Annual Meeting of Shareholders of Crawford & Company, including any adjournment or postponement thereof (the “Annual Meeting”), will be held on, Thursday, May 8, 2025, beginning at 8:30 a.m. Eastern Time at the Company’s headquarters, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) is furnishing this Proxy Statement and Proxy to solicit proxies on its behalf to vote at the Annual Meeting. You are receiving this Proxy Statement and the accompanying Proxy Card (or, if your shares are held in the name of a nominee or intermediary, a voting instruction card furnished by such record holder), or “Proxy”, because you own shares of the Company’s Class B Common Stock. A Proxy is a legal designation of another person to vote the stock that you own. That other person is called a “proxy”. If you designate someone as your proxy in a written document, that document is also called a proxy, a proxy card or a form of proxy. If you sign and return the Proxy, you are appointing R. Verma, W.B. Swain and T.E. Stevenson as your representatives at the Annual Meeting. Messrs. Verma and Swain and Ms. Stevenson will vote your shares of Class B Common Stock at the Annual Meeting as you instruct them on the Proxy.

All holders of the Company’s Class B Common Stock as of the close of business on March 14, 2025, which we refer to as the “Record Date”, are being furnished a copy of the Notice of Annual Meeting and this Proxy Statement. Only holders of the Company’s Class B Common Stock are entitled to vote on the matters subject to a vote at the Annual Meeting. The Proxy Statement describes the matters which will be voted on at the Annual Meeting. It also gives you information so that you can make an informed voting decision on those matters.

This Proxy Statement and the accompanying form of Proxy are first being mailed or delivered electronically to Shareholders and made available on the Internet at https://materials.proxyvote.com/224633, on or about April 7, 2025. Our Annual Report to Shareholders, on Form 10-K for the fiscal year ended December 31, 2024, is also being delivered with this Proxy Statement and is being made available on the Internet at the web address above.

Signing and returning your Proxy will ensure your shares are voted at your direction whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we request that you complete, sign and return your Proxy, vote by telephone or vote over the Internet in advance of the Annual Meeting so that we can ensure we have enough votes to conduct business at the Annual Meeting.

On what items am I being asked to vote?

You are being asked to vote on four matters:

●	the election of nine (9) directors;
●	to approve an amendment to the Crawford & Company 2016 Employee Stock Purchase Plan which authorizes 1,000,000 additional shares of Class A Common Stock for issuance under the plan;
●	to approve, on an advisory basis, the compensation paid to the Company’s named executive officers in 2024; and
●	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our 2025 fiscal year.

Who may vote at the Annual Meeting?

Only Shareholders of record of our Class B Common Stock on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. If you are the owner of shares of Class B Common Stock held in “street name” through a broker, bank or other nominee, please refer to the information under “Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?” below. Holders of Class A Common Stock are not entitled to any notice of, or vote at, the Annual Meeting.

How many votes do you need to hold the Annual Meeting?

In order for us to conduct business at the Annual Meeting, we must have a quorum, which means that a majority of the issued and outstanding shares of Class B Common Stock as of the Record Date must be present. Shares of Class B Common Stock will be counted as present for purposes of determining the presence of a quorum if those shares are:

●	voted over the Internet or by telephone in advance of the Annual Meeting;
●	properly submitted via Proxy (even if the Proxy does not provide voting instructions) in advance of the Annual Meeting; or
●	present at the Annual Meeting and voted in person.

Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a broker or bank) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the registered holder has not received voting instructions from the beneficial owner and does not have, or declines to exercise, discretionary voting power with respect to that particular proposal. As described below, registered holders that have not received voting instructions from the beneficial owner may, although they are not required to, vote such shares with respect to the ratification of the appointment of the Company’s independent registered public accounting firm. Registered holders are not entitled to exercise discretionary voting authority with respect to any other matters to be voted upon at the Annual Meeting.

How many shares of Class B Common Stock are outstanding? How many votes is each share of Class B Common Stock entitled to at the Annual Meeting?

As of the Record Date, we had outstanding 19,144,928 shares of Class B Common Stock and each share is entitled to one vote for each of the director nominees to be elected at the Annual Meeting, and one vote on each other matter to be acted upon at the Annual Meeting.

How may I vote on each of the Proposals to be considered at the Annual Meeting?

With respect to the election of directors, you may:

●	vote FOR all nominees;
●	withhold authority to vote for one or more of the nominees and vote FOR the remaining nominees; or
●	withhold authority to vote for all nine (9) nominees.

With respect to the other proposals to be voted at the Annual Meeting, you may:

●	vote FOR the proposal;
●	vote AGAINST the proposal; or
●	ABSTAIN from voting on the proposal.

What vote is required to approve each of the Proposals?

Each share of Class B Common Stock is entitled to cast an affirmative vote for up to nine (9) director nominees. Cumulative voting is not permitted. The nine (9) nominees for director who receive the highest number of votes cast, in person or by Proxy, at the Annual Meeting will be elected as directors. Votes withheld and broker non-votes will have no effect on the outcome of the election of directors.

The affirmative vote of a majority of the votes cast, in person or by proxy, is required for the approval of an amendment to the Crawford & Company 2016 Employee Stock Purchase Plan for authorization of 1,000,000 additional shares of Class A Common Stock for issuance under the plan, the advisory approval of the compensation of our named executive officers, and ratification of the appointment of the Company’s independent registered public accounting firm. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the vote on these matters.

What are the Board’s voting recommendations?

Our Board of Directors recommends the following votes:

●	Proposal One — FOR the election of the nine (9) persons nominated to serve as directors;
●	Proposal Two — FOR the approval of an amendment to the Crawford & Company 2016 Employee Stock Purchase Plan which authorizes 1,000,000 additional shares of Class A Common Stock for issuance under the plan;
●	Proposal Three – FOR the approval, on an advisory basis, of the compensation of our named executive officers in 2024; and
●	Proposal Four — FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2025.

How do I vote?

In order for us to ensure we have sufficient votes to conduct business at the Annual Meeting, we request that registered owners vote by one of the following four methods as soon as possible. You may also thereafter attend the Annual Meeting and vote your shares in person.

●	Via Internet: visit www.proxypush.com/crd-b
●	By Mail: sign, date and return your proxy card to the address listed on the proxy card.
●	By Phone: call 1-866-883-3382
●	In Person: all holders of record of Class B Common Stock who hold their shares directly in their name may vote in person at the Annual Meeting.

What if I change my mind after I vote by Proxy?

Any Shareholder giving a Proxy has the power to revoke it at any time before it is voted at the Annual Meeting by the giving of another Proxy by mail bearing a later date or thereafter voting by phone or the Internet or providing written notification of the revocation to the Corporate Secretary, Legal Department, Crawford & Company, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092. Shareholders who are present at the Annual Meeting will have the opportunity to revoke their Proxy and vote in person if they so desire.

What if I return my Proxy but do not provide voting instructions?

If you properly execute and return your Proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the Annual Meeting, your shares will be voted in accordance with the recommendation of the Board of Directors as to all such matters.

Specifically, your shares will be voted FOR the election of all director nominees, FOR the approval of an amendment to the Crawford & Company 2016 Employee Stock Purchase Plan which authorizes 1,000,000 additional shares of Class A Common Stock for issuance under the plan, FOR the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers in 2024, and FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2025 fiscal year, and as in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If you are a Shareholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a Proxy, executed in your favor, from the record holder to be able to register using the registration instructions provided above, attend, and vote at the Annual Meeting.

We encourage Shareholders who hold shares of Class B Common Stock in street name to provide instructions to that record holder on how to vote those shares. Providing voting instructions ensures that your shares will be voted at the Annual Meeting. If shares are held through a brokerage account, the brokerage firm, under certain circumstances, may vote the shares without instructions from you. On certain “routine” matters, such as the ratification of the appointment of auditors, brokerage firms have authority under NYSE rules to vote their beneficial holders’ shares if the beneficial holders do not provide voting instructions. If a brokerage firm votes a beneficial holder’s shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted for or against the routine matter. At the Annual Meeting, the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2025 fiscal year is considered a routine matter.

On “non-routine” matters, if a brokerage firm has not received voting instructions from a beneficial holder, the brokerage firm cannot vote the shares on that proposal, which is considered a “broker non-vote”. Broker non-votes are counted for purposes of establishing a quorum to conduct business at the Annual Meeting, but not for determining the number of shares voted for or against the non-routine matter. At the Annual Meeting, the proposals relating to i) the election of directors, ii) the approval of an amendment to the Crawford & Company 2016 Employee Stock Purchase Plan which authorizes 1,000,000 additional shares of Class A Common Stock for issuance under the plan, and iii) the approval, on an advisory basis, of the compensation of the Company’s named executive officers in 2024 are considered non-routine matters.

How can I obtain a copy of the 2024 Annual Report?

Our Annual Report (Form 10-K), filed with the Securities and Exchange Commission (the “SEC”) is available free of charge upon written request to the Corporate Secretary, Legal Department, Crawford & Company, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092 and on the Company’s website, www.crawco.com under the “Financials” link located under the “Investors” page.

Who is paying the expenses of this solicitation?

The cost of solicitation of proxies will be borne by the Company. To have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail or by mail by one or more of our officers, employees or directors. We will also reimburse brokers, banks, nominees, or other fiduciaries for the reasonable clerical expenses of forwarding the proxy material to the beneficial owners of the Company’s Class B Common Stock.

What do I need to attend the Annual Meeting?

Attendance is limited to Shareholders of record as of March 14, 2025. You should be prepared to present photo identification for admittance. Please note that cameras, sound or video recording equipment, cellular telephones, or similar electronic devices, large bags, briefcases or packages will not be allowed in the meeting room.

If you are a Shareholder of record, your name is subject to verification against the list of Shareholders of record on the record date prior to being admitted to the meeting. If you are a beneficial owner and your shares are held through a broker, bank or other nominee, you may also attend our 2025 Annual Meeting if you provide proof of beneficial ownership on the record date, such as your most recent account statement or similar evidence of ownership.

When will the Company announce the voting results?

We will announce the preliminary voting results at the 2025 Annual Meeting. The Company will report the final results on a Current Report on Form 8-K, to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees and Voting

Except for Joel T. Murphy, who was appointed to the Board on June 25, 2024, each nominee is a current director who was most recently elected by the Shareholders at the Company’s previous annual meeting on May 10, 2024. If, at the time of the Annual Meeting, any of the nominees should be unable or unwilling to serve, the persons named in the Proxy (R. Verma, W.B. Swain and T.E. Stevenson) may vote for substitute nominees selected by the Board of Directors or, as an alternative, the Board of Directors could reduce the size of the Board and/or the number of directors to be elected at the Annual Meeting. We have no reason to believe that any of the nominees will be unable or unwilling to serve as a director for his or her full term.

Currently, the Board of Directors is fixed at nine (9) members. In accordance therewith, the Board has nominated the nine (9) persons listed below to be elected as directors, to hold office until the Company’s next annual meeting and until their respective successors are elected and qualified.

Nominee Information

The following gives certain information as to each person nominated by our Board of Directors for election or reelection as a director:

Dame Inga K. Beale, age 61, was appointed as a member of the Board of Directors on February 11, 2020. Dame Inga is the former Chief Executive Officer of Lloyd’s of London, a position she held from 2014 to 2018 and she was the first female CEO in the global insurance and reinsurance market’s 325 year history. From 2012 to 2013, Dame Inga was the Group CEO at the privately held Lloyd’s insurer Canopius. Prior to this, she served on the Group Management Board of Zurich Insurance Group as the Global Chief Underwriting Officer. Before joining Zurich, Dame Inga served as the Group CEO of Swiss reinsurer Converium, where she spearheaded a company turn around. She previously worked for General Electric’s insurance division for 14 years where she held numerous management roles, including leadership roles in Kansas City, Paris, and Munich. Dame Inga is a Chartered Insurer and studied economics and accounting at Newbury College, Berkshire, England. She currently serves on the board of directors of Willis Towers Watson plc, NN Group NV and South Pole Holding AG. She previously served as the non-executive chair of the board for Mediclinic International plc, a private hospital and healthcare group. The Board believes Dame Inga’s array of international insurance carrier experience will positively impact the Company’s strategy moving forward.

Cameron M. Bready, age 53, was appointed as a member of the Board of Directors on September 13, 2022. Mr. Bready is the Chief Executive Officer of Global Payments, Inc., a leading payments technology company delivering innovative software and services to its customers globally. From 2019-2023, he served as the company’s President and Chief Operating Officer overseeing the company’s worldwide merchant solutions businesses across North America, Europe, Asia Pacific and Latin America along with worldwide operations, risk management, product and real estate. From 2014 to 2019, he served as the company’s senior executive vice president and chief financial officer and was responsible for global financial operations including finance, treasury, accounting, tax, investor relations, internal audit, corporate development, worldwide operations, global real estate and corporate affairs. Prior to joining Global Payments, he served as executive vice president and chief financial officer for ITC Holdings Corp., a publicly traded electricity transmission utility company. Mr. Bready is a member of the board of directors for Global Payments, Inc. He also serves on the board of trustees of the Woodruff Arts Center and Pace Academy and is a member of the board of directors of the Electronic Transaction Association and the Metro Atlanta Chamber of Commerce. The Board believes Mr. Bready is qualified to serve as a director due to his extensive worldwide business experience as well as his finance and accounting experience.

Jesse C. Crawford, age 76, is the retired Chief Executive Officer of Crawford Media Services, Inc., an Atlanta, Georgia based provider of electronic media services for television, film, and archival clients, which he directed and operated from 2010 through its sale in 2019. Before that he was President and Chief Executive Officer for more than 25 years of Crawford Communications, Inc., a full-service provider of teleproduction services, including audio/video production and post-production, multimedia title design, satellite services, animation and special effects. Mr. Crawford has served as a member of the Board of Directors since April 1986. We believe Mr. Crawford’s significant experience in senior management of a services company with both international and disaster recovery components similar to those of the Company, as well as the significant knowledge base he has acquired by having served as a director of the Company for over thirty-five years and his position as our majority shareholder, qualify him to continue to serve on the Board. Mr. Crawford is the father of Mr. Jesse C. Crawford, Jr., who is also a member of the Board.

Jesse C. Crawford, Jr., age 35, our Non-Executive Chair of the Board, was elected as a member of the Board of Directors on May 12, 2015. He is an independent investor. Mr. Crawford, Jr.’s family maintains a controlling interest in the Company, and the Board believes it is appropriate to provide for continuity of the representation of the Crawford family on the Board as a component of the Board’s succession planning strategy. Mr. Crawford, Jr. is the son of Jesse C. Crawford, a member of the Board and the majority shareholder of the Company.

Fred R. Donner, age 67, was appointed as a member of the Board of Directors on November 2, 2023. Mr. Donner is retired and most recently, from April 2018 until October 2022, was a Senior Managing Director in the Global Insurance Practice of FTI Consulting, a global consulting firm. From 2009 until his retirement in 2017, Mr. Donner served in several roles for Travelers Insurance Co. From 2014 until 2017 he served as Executive Vice President, Enterprise Risk Management officer and Chief Financial Officer for its Business and International Insurance segment. Mr. Donner served at KPMG for 23 years and became the National Partner-in-charge of the firm’s Insurance Practice. Mr. Donner served on the Board of Global Indemnity Group, LLC from December of 2022 to January 2025, where he chaired the Enterprise Risk Management Committee and the Nomination, Compensation, and Governance Committee and was a member of the Audit Committee. From May 2020 until December 2022, he served as an independent director of Argo Group International Holding where he chaired the Audit Committee. The Board believes Mr. Donner is qualified to serve as a director due to his extensive knowledge of finance, accounting and the insurance business.

Lisa G. Hannusch, age 61, was elected as a member of the Board of Directors on May 8, 2019. Ms. Hannusch is currently the managing member and CEO of Rhino Results, LLC, which she founded in 2017, supporting companies with their strategic directions through consulting engagements and investments in the healthcare, insurance, or other related industries. From 2004 to 2017, Ms. Hannusch was the owner and CEO of UniMed Direct, a medical management software and service company which was purchased by Mitchell International, Inc. in 2017. She currently serves on the advisory boards of Cadence Rx, a PBM company, Bailey Group, a private equity firm, and for Little Tesoros Therapy Services, pediatric therapy clinics. Ms. Hannusch also serves on the National Board of Governors for the Human Rights Campaign. The Board believes that Ms. Hannusch is qualified to serve as a director due to her 30 plus year career including leadership positions within claims services, medical, regulatory, insurance, and technology companies.

Joel T. Murphy, age 66, was appointed as a member of the Board of Directors on June 25, 2024. Mr. Murphy has been the Chief Executive Officer of Murphy Capital and Advisory Group LLC, a consulting and advisory firm, from August 2022 until the present. From January 2020 until August 2022, Mr. Murphy served as President and Chief Executive Officer of Preferred Apartment Communities, Inc. (“PAC”), a real estate investment trust, which primarily owned and operated multi-family residential communities and grocery-anchored shopping centers. Prior to being CEO of PAC and from October 2014, Mr. Murphy was Co-Founder, President and CEO of New Market Properties, LLC, a wholly owned subsidiary of PAC, which focused on acquiring grocery-anchored shopping centers. Mr. Murphy served as a member of the Board of Directors of PAC from May 2019 until August 2022 and became Chair of the Board in June 2021. Mr. Murphy has served on the Board of The Orvis Company, a family-owned and operated outdoor retailer, from 2007 to the present where he serves as Chair of the Nominating and Governance Committee. The Board believes that Mr. Murphy is qualified to serve as a director due to his extensive business and investment experience and strategic acumen.

Rahul Patel, age 52, was appointed as a member of the Board of Directors on July 31, 2017. Mr. Patel is a partner with the law firm of King & Spalding, where he has been since 1997. At King & Spalding, he is co-head of the firm’s global private equity / M&A group and sits on the firm’s Governing Policy Committee. Mr. Patel was appointed by the Governor of the State of Florida to the University of Florida Board of Trustees where he serves as Vice-Chair. He is also on the board of trustees of the Westminster Schools and on the board of Endeavor Atlanta. The Board believes Mr. Patel is qualified to serve as a director due to his over 25 years of legal experience, especially in mergers and acquisitions and corporate governance.

Rohit Verma, age 50, is the President and Chief Executive Officer of the Company. He was appointed by the Board as a Director and as Chief Executive Officer on May 15, 2020. Mr. Verma joined the Company in July 2017 as Executive Vice President and Global Chief Operating Officer. Prior to joining the Company, Mr. Verma served as the regional executive for the southern region of Zurich North America, where he was accountable for profitable growth and market execution. During his ten-year tenure at Zurich, Mr. Verma also served in a number of executive management positions across underwriting, finance, strategy and general management. Before joining Zurich, Mr. Verma was a management consultant at McKinsey & Company where he led several engagements with cross-functional teams of strategy, finance and IT. Mr. Verma currently serves on the board of directors for Ameritas and is a member of the Industry Advisory Board at Northwestern University as well as Georgia Tech. The Board believes that Mr. Verma’s role and knowledge in serving as the Company’s President and Chief Executive Officer, as well as Mr. Verma’s focus on company strategy and growth, business operations, investor relations and client relationships, with an emphasis on technology and innovation, makes him uniquely qualified to serve as a director.

Shareholder Vote

Holders of each share of Class B Common Stock may:

●	vote FOR the election of the nine (9) nominees for director;
●	withhold authority to vote for one or more of the nominees and vote FOR the remaining nominees; or
●	withhold authority to vote for all nine (9) nominees.

Election of directors is determined by a plurality of votes. The nine (9) nominees receiving the highest number of affirmative votes will be elected as directors. Cumulative voting is not permitted. Votes withheld and broker non-votes will have no effect on the outcome of the election of directors.

The Board of Directors unanimously recommends a vote FOR each of its nominees for director.

EXECUTIVE OFFICERS

The following are the names, positions held, and ages of each of the executive officers of the Company:

Name	Office	Age
Rohit Verma	President and Chief Executive Officer	50
W. Bruce Swain, Jr.	Executive Vice President and Chief Financial Officer	61
Larry C. Thomas	Executive Vice President and Global President, Platform Solutions	65
Pat Van Bakel	Senior Vice President and President, Loss Adjusting, North America	53
Andrew Bart	Executive Vice President and Chief Executive Officer, International Operations	62
Anthony P. Belcastro	Senior Vice President, Controller and Chief Accounting Officer	43
Michael J. Hoberman	Senior Vice President and President, TPA North America	64
Nidhi Verma	Senior Vice President and Chief People & ESG Officer	52
Tami E. Stevenson	Senior Vice President, General Counsel and Corporate Secretary	58

Mr. Verma was appointed to his position as Chief Executive Officer on May 15, 2020, and as President effective January 1, 2024 following the departure of the prior Company president. Before his current position, Mr. Verma served as Executive Vice President, Global Chief Operating Officer since July 2017. Prior to joining the Company, Mr. Verma served as the regional executive for the southern region of Zurich North America, where he was accountable for profitable growth and market execution. During his ten-year tenure at Zurich, Mr. Verma also served in several executive management positions across underwriting, finance, strategy and general management. Before joining Zurich, Mr. Verma was a management consultant at McKinsey & Company where he led several engagements with cross-functional teams of strategy, finance and IT.

Mr. Swain was appointed to his present position as Executive Vice President and Chief Financial Officer in October 2006 and from May 2006 served as Senior Vice President and interim Chief Financial Officer of the Company. Prior to that, and from January 2000, he was Senior Vice President and Controller of the Company.

Mr. Thomas was appointed to his present position as Executive Vice President, Global President, Platform Solutions effective January 1, 2021. Prior to that, Mr. Thomas served as Executive Vice President, Global President, Crawford Specialty Solutions effective January 1, 2018, Executive Vice President and CEO, U.S. Services from November 2015 and from January 2015, he was Senior Vice President, CEO, U.S. Property & Casualty.

Mr. Van Bakel was appointed to his position as Senior Vice President and President of Loss Adjusting, North America in January 2021. He was previously the president of Crawford Canada, a role he held since 2013. Mr. Van Bakel joined Crawford in 1998 and has served in several leadership positions within the organization.

Mr. Bart was appointed to the role of Executive Vice President and Chief Executive Officer, International Operations effective January 1, 2022. He previously served as Senior Vice President and President, Loss Adjusting International, President, Global Technical Services and prior to that was President, Asia Pacific. Before moving into Management, Mr. Bart had extensive experience as a loss adjuster handling a wide range of large and complex losses.

Mr. Belcastro was appointed to his present position as Senior Vice President, Controller and Chief Accounting Officer on March 18, 2024. He joined the Company on January 1, 2024. Prior to joining Crawford Mr. Belcastro was Vice President, Corporate Controller for WestRock Company since March 2021. Prior to joining WestRock he was Vice President, Controller at ABB Industrial Solutions from July 2018 to March 2021.

Mr. Hoberman was appointed to his present position as Senior Vice President and President, TPA North America on January 1, 2022. From February 5, 2021, he served as President, Crawford TPA Solutions. Prior to that, he served as Chief Client Officer of Broadspire from January 2016 to February 2021. Mr. Hoberman joined the Company in 2012.

Ms. Verma was appointed to her present position as Senior Vice President and Chief People & ESG Officer in July 2023. From April 2017 through June 2022, she was Vice President, Training, Talent and DEI at the Company. From March 2014 through April 2017, she was Director, Talent Management.

Ms. Stevenson was appointed to her present position as Senior Vice President, General Counsel and Corporate Secretary in June of 2020. Prior to her role as General Counsel, Ms. Stevenson served as deputy general counsel beginning in January of 2019. Ms. Stevenson first joined the Company as counsel for Crawford TPA, Broadspire in 2006.

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines and the listing standards of the NYSE provide that a majority of our directors are required to be independent directors. In addition, our Corporate Governance Guidelines include certain categorical independence standards to assist the Board in determining director independence.

As required by our Corporate Governance Guidelines, the Board of Directors has reviewed and analyzed the relationships of each director nominee with the Company and its management. The purpose of the review was to determine whether any relationships or transactions involving directors, or any of their respective affiliates or immediate family members, were inconsistent with a determination that the director is independent for purposes of serving on the Board and any of its committees.

As a result of this review, the Board has determined, pursuant to the listing standards of the NYSE and our Corporate Governance Guidelines, that all director nominees are independent for purposes of serving on the Board of Directors, except Mr. Verma who is the President and Chief Executive Officer of the Company. In making such determination, the Board also considers any “related party transactions” entered into between the Company and the applicable director or director nominee, regardless of whether such transaction is required to be disclosed pursuant to the rules and regulations of the SEC.

Standing Committees

The Board of Directors has four standing committees: the Executive Committee; the Audit Committee; the Governance Committee; and the Compensation and Human Capital Committee.

The Executive Committee. The Executive Committee currently consists of Mr. Crawford, Jr. as Chair, and Messrs. Crawford, Patel, and Verma as members. The Executive Committee may exercise all the authority of the Board of Directors between its meetings with respect to all matters not specifically reserved by law to the Board of Directors. The Executive Committee held one meeting during 2024.

The Audit Committee.  The Audit Committee has adopted and operates under a written charter that is reviewed by the Audit Committee annually and is approved by the Board of Directors. The Audit Committee currently consists of Mr. Donner as Chair, and Ms. Beale, Mr. Bready, Ms. Hannusch, and Mr. Williams as members. Mr. Donner was appointed Chair of the Audit Committee on March 14, 2024. The Board has determined that all the members of the Audit Committee are independent under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the Board has determined that Mr. Williams, Mr. Bready and Mr. Donner are “Audit Committee Financial Experts” as defined by Item 407(d) of SEC Regulation S-K. In making such determination, the Board took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K which provides that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board of Directors, nor shall it affect the duties and obligations of other Audit Committee members or the Board.

The Audit Committee has adopted a written charter, approved by our Board of Directors, which is available at www.crawco.com under “Governance Documents” under the “Governance” tab located on the “Investors” page. The Audit Committee oversees the integrity of our financial statements, risks related to our financial reporting process and internal controls, the internal audit function, data privacy and cybersecurity, the independent registered public accounting firm’s qualifications, independence and performance and the Company’s corporate finance matters, including its capital structure. The Audit Committee, as required by the NYSE, discusses with management the Company’s significant financial risk exposures, steps management has taken to monitor, control and report such exposures and our policies with respect to risk assessment and risk management.

The Audit Committee appoints and discharges our independent registered public accounting firm, reviews with the independent registered public accounting firm the audit plan and results of the audit engagement, reviews the scope and results of our internal auditing procedures and the adequacy of our accounting controls, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm and approves the independent registered public accounting firm’s audit and non-audit services and fees.

The Audit Committee also reviews and approves related party transactions in accordance with the Company’s written related party transactions policy. The Company’s related party transactions policy is designed to eliminate conflicts of interest and improper valuation issues, and applies to the Company’s directors, officers, shareholders holding 5% or more of the Company’s stock and family members or controlled affiliates of such persons. For purposes of the Company’s related party transactions policy, a “related party transaction” is a transaction between the Company and any related party, other than transactions generally available to all employees and certain de minimis transactions.

The Audit Committee held ten meetings during 2024.

The Governance Committee. The Governance Committee currently consists of Mr. Patel as Chair, and Messrs. Crawford, Crawford, Jr. and Murphy, and Ms. Hannusch as members. The Governance Committee operates under a written charter approved by the Board of Directors. Pursuant to that charter, the Governance Committee ensures that management has adopted an enterprise risk management program and regularly reviews and discusses the program with management, and exercises oversight over the compliance and ethics functions receiving regular reports from management with respect to those areas. The Governance Committee advises and makes recommendations to the Board on all matters concerning corporate governance and directorship practices, oversees risks related to our corporate governance, including Board and director performance, director succession and the Company’s Corporate Governance Guidelines and other governance documents. The Committee also actively identifies, evaluates and recommends director nominees for the Board according to the guidelines stated in its charter, including reviewing candidates recommended by shareholders.

The Governance Committee believes that appropriate candidates should show evidence of leadership in their particular field, have the interest and ability to devote sufficient time to carrying out their respective duties and responsibilities and that the Board as a whole should have diversity of experience (which may, at any one or more times, include differences with respect to personal, educational or professional experience, gender, ethnicity, geographic origin and location and age) and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s Shareholders. Pursuant to our bylaws, except for persons who hold shares entitled to ten percent or more of the voting power of the Company, no person is eligible for nomination or re-nomination to the Board after such person has reached the age of 72. In selecting directors or director candidates, the Board generally seeks a combination of active or former senior officers of businesses, academics and entrepreneurs whose backgrounds are relevant to the Company’s mission, strategy, operations and other perceived needs.

The Governance Committee held four meetings during 2024.

The Compensation and Human Capital Committee. The Compensation and Human Capital Committee, formerly the Compensation Committee, currently consists of Ms. Beale as Chair and Messrs. Crawford, Donner, and Murphy as members. Mr. Murphy was appointed to the Committee on June 25, 2024. The Board of Directors has determined that all members of the Compensation and Human Capital Committee are independent under the NYSE listing standards. The Compensation and Human Capital Committee has adopted a written charter, approved by the Board of Directors. The Compensation and Human Capital Committee is primarily responsible for the design and oversight of the Company’s executive compensation policies, plans and practices. The Compensation and Human Capital Committee formulates and approves the salary, equity compensation awards and other compensation payable to the Chief Executive Officer and, upon recommendation of the Chief Executive Officer, salaries, equity compensation awards and other compensation for executive officers of the Company.

A key objective of the Compensation and Human Capital Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its shareholders, while seeking to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. The Compensation and Human Capital Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk-taking by Company employees.

The Compensation and Human Capital Committee held five meetings in 2024.

For additional information about the Compensation and Human Capital Committee’s processes and its role, as well as the role of executive officers and compensation consultants in determining executive officer compensation, see “Compensation Discussion and Analysis” below.

Executive Sessions of Independent Directors

Independent directors are required to meet regularly without management participation. During 2024, there were five meetings of independent directors. Mr. Crawford, Jr., as Non-Executive Chair of the Board, presided at these meetings.

Meetings of the Board of Directors and Board Attendance

During 2024, the Board of Directors held five meetings and each of the current directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board of Directors and any committees thereof of which such director was a member. The Company encourages all directors to attend each annual meeting. The Company also holds a full Board meeting the same day as the annual meeting to further encourage all directors to attend the annual meeting. All director nominees, with the exception of Mr. Murphy, attended the 2024 annual meeting, which was held in person.

Corporate Governance Guidelines, Committee Charters and Code of Business Conduct

The Company’s Corporate Governance Guidelines, board committee charters and Code of Business Conduct and Ethics are available on its website at www.crawco.com through the “Governance Documents” link under the “Governance” tab on the “Investors” page and are also available without charge in print to any Shareholder who makes a request by writing to Corporate Secretary, Legal Department, Crawford & Company, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092.

Leadership Structure

The Chair of the Board presides at all meetings of the Board and the Shareholders and exercises such other powers and duties as the Board may assign him. Generally, the Chair of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable and unique knowledge of the challenges and opportunities the Company faces, and therefore, are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and executives to meet those needs. As a result, the Company believes that the decisions as to whom should serve as Chair, as President, and as Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances.

Mr. Crawford, Jr. has served as a member of the Board since May 2015 and as Non-Executive Chair of the Board since December 6, 2023. The Board currently believes that, based on the skills and current responsibilities of the various Board members and management as well as the current general economic, business and competitive environment, separation of the chair and chief executive officer roles remains appropriate, as it enhances (i) appropriate oversight of management by the Board, (ii) Board independence, (iii) the accountability to our Shareholders by the Board and (iv) our overall leadership structure.

Risk Management

The Company takes a comprehensive approach to risk management and seeks to include risk management principles in all its management processes. This comprehensive approach is reflected in the reporting processes pursuant to which management provides information to the Board to support the Board’s role in oversight, approval and decision-making.

The Board maintains oversight responsibility for the management of the Company’s risks, and closely monitors the information it receives from management, to provide oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high-level goals, strategies, and policies to set the tone and direction for appropriate levels of risk taking within the business. Our Board also regularly reviews the Company’s enterprise risk management (“ERM”) program to ensure that an appropriate ERM process is in place.

In addition to these reviews, our executives with responsibility for various business functions provide the Board and its committees with periodic updates regarding the Company’s strategies and objectives, and related risks. Members of management most knowledgeable of relevant issues attend and present at Board meetings to provide additional insight into items being discussed, including risk exposures. Our directors always have access to Company management at all levels to discuss any matters of interest, including those related to risk. The Board and its committees call special meetings from time to time as appropriate to address specific issues.

The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees, as discussed above. Each committee reports to the Board of Directors at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.

Director Compensation

The table below outlines the compensation paid to each of our non-management Directors. The competitiveness of pay elements provided to the Directors is reviewed annually by the Compensation and Human Capital Committee. Market data for the review is provided by the independent compensation consultant retained by the Compensation and Human Capital Committee. For 2024, the annual compensation structure for the Directors consisted of:

Element	Value
Annual cash retainer (paid quarterly)	$50,000
Restricted share award (granted annually)	$90,000
Board meeting fees (per meeting)	$1,500
Committee meeting fees (per meeting)	$1,500
Audit Committee Chair (paid quarterly)	$25,000
Compensation and Human Capital Committee Chair (paid quarterly)	$15,000
Governance Committee Chair (paid quarterly)	$12,500
Executive Committee Chair (paid quarterly)	$12,000
Chair of the Board (paid quarterly)	$100,000

Restricted share awards granted to Directors in 2024 vested in full on December 31, 2024.

Directors who also serve as employees of the Company do not receive separate compensation for their service on the Board.

The following table provides compensation information for the year ended December 31, 2024, for each non-employee member of our Board of Directors during 2024. See “Summary Compensation Table” for information relating to Mr. Verma’s compensation. Mr. Verma did not receive any additional compensation for serving as a member of our Board of Directors.

Director Compensation Table

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Stock	Deferred
	or Paid in		Stock	Option	Compensation	All Other
Name	Cash		Awards(1)	Awards(1)	Earnings(2)	Compensation	Total
Inga K. Beale	$87,500		$89,990	—	—	—	$177,490
Cameron M. Bready	72,500		89,990	—	—	—	162,490
Jesse C. Crawford	74,000		89,990	—	—	—	163,990
Jesse C. Crawford, Jr.	180,000		89,990	—	—	—	269,990
Fred R. Donner	98,750		89,990	—	—	—	188,740
Lisa G. Hannusch	81,500		89,990	—	—	—	171,490
Michelle E. Jarrard (3)	51,840	(5)	—	—	—	—	51,840
Joel T. Murphy (4)	37,822		46,229	—	—	—	84,051
Charles H. Ogburn (3)	65,340	(5)	—	—	—	—	65,340
Rahul Patel	80,500		89,990	—	—	—	170,490
D. Richard Williams	77,250		89,990	—	—	—	167,240
(1)	Represents the grant date fair value of awards calculated in accordance with Accounting Standards Codification Topic 718 Compensation Stock Compensation” (“ASC 718”). See Note 12 of the consolidated financial statements in Item 8 of the Company’s Annual Report regarding assumptions underlying the valuation of equity awards. The stock awards were made pursuant to the terms of the Company’s Non-Employee Director Stock Plan.
(2)	Preferential earnings from the Crawford & Company Nonqualified Deferred Compensation Plan for Eligible Employees and Eligible Directors (the “Deferred Compensation Plan”).
(3)	Ms. Jarrard and Mr. Ogburn did not stand for re-election at the 2024 meeting.
(4)	Mr. Murphy was appointed to the Board on June 25, 2024.
(5)	Includes $31,840 pro-rata payment of the cash portion of fees and the pro-rata equity component of fees converted to cash, as of the May 10, 2024 departure date.

Stock Ownership Guidelines for Non-Employee Directors

The Compensation and Human Capital Committee has approved stock ownership guidelines with specified equity ownership targets for non-employee members of our Board. Non-employee Board members are required to own shares in the Company equal in value to $200,000 or 25,000 shares for 2024. With the exception of Mr. Donner, who has until November 2, 2025 and Mr. Murphy, who has until June 25, 2026, to achieve their respective target ownership level, all current non-employee members of the Board are in compliance with the applicable ownership targets.

Communications with our Board; Shareholder Nominees

Individuals may communicate with our Board by sending a letter to the Company’s Governance Committee, P.O. Box 921936, Norcross, Georgia 30010. Your letter will be shared with all members of our Board and may, at the discretion of the Board, be shared with Company management, unless your letter requests otherwise. Communications that are specifically intended for non-employee directors should be addressed to “Chair of the Governance Committee,” Board of Directors, Crawford & Company at this same address.

Any Shareholder who certifies that he or she is the continuous record owner of at least one percent (1%) of either class of common stock of the Company for at least one year prior to the submission of a candidate for director and who provides a written statement that he or she intends to continue ownership of the shares through the date of the applicable annual meeting of shareholders may submit a nomination for director for the term beginning on the date of the 2026 annual meeting of shareholders. The candidate must meet the qualifications stated in the Company’s Bylaws and, the submission must be made to the Company’s Governance Committee at P.O. Box 921936, Norcross, Georgia 30010, no more than 120 days and no less than 90 days prior to the one-year anniversary date of the 2025 Annual Meeting.

The Governance Committee will review all candidates submitted by Shareholders for consideration as director nominees pursuant to its general practices and the guidelines stated in its charter and the Company’s Corporate Governance Guidelines before determining whether to submit any nominee to the full Board for consideration.

CRAWFORD’S EMPLOYEE WELLNESS, ENGAGEMENT AND DEVELOPMENT

Human Capital is a key component to our success. Our culture is reflected in our RESTORE values of Respect, Empowerment, Sustainability, Training, One Crawford, Recognition and Entrepreneurial Spirit. In 2024, we launched a RESTORE campaign called the Crawford Way to reinforce our people-first culture. The Crawford Way identifies a set of behaviors for each of our RESTORE values. The intent of this framework is to define the desired behaviors expected from our employees, guide our decisions and ensure the best outcomes for our business.

As of December 31, 2024, we had approximately 10,040 employees operating in 70 countries. Of our global employees, 94% are full-time. Approximately 83% of our workforce is concentrated in the U.S., Canada, U.K., Australia, and the Philippines. Women comprised 57% of our global workforce, 27% of our global senior management team and 55% of our female employees are in people management roles. With respect to our employees in the U.S., the percentage of our employees that identified as Black, Hispanic/Latino, and Asian were 16%, 10% and 4%, respectively.

Employee Wellness

We believe that offering holistic wellness programs is important in attracting and retaining employees. We provide a variety of comprehensive benefit programs that are designed to support the physical, mental, and financial well-being of our people. Examples of such programs include group healthcare and telemedicine programs; formal wellness programs with fitness challenges and incentives for prioritizing physical exercise and accessing preventive care services; employee assistance programs; company-sponsored retirement savings plans; financial education webinars; tuition assistance; and programs that support work-life balance such as remote work arrangements, flextime, paid-time off including vacation and wellness time, and paid parental leave.

We are committed to helping our employees and their dependents maintain health and wellness by offering a range of benefits. In 2024, we continued to offer all employees a free subscription to the mental wellbeing platform, Headspace. The platform provides a library of articles and exercises on mental health, mindfulness, meditation, and good sleep habits. We expanded this service to provide access to 24/7 mobile coaching in support of mental wellbeing. For U.S. employees, this also includes virtual clinical therapy; and we continue to offer wellness programs through Personify Health (formerly Virgin Pulse), which promotes healthy life choices, and Hinge Health, a solution for chronic joint and muscle pain.

Employee Engagement

In September 2024, we conducted our annual Employee Pulse survey for our global workforce to measure their sentiment on our employee experience and culture. Our overall response rate was 76% which is 3% higher than the prior survey. The question with maximum gain (7%) from the past survey was employees expressing a strong desire to stay with the Company even if a comparable job is offered to them for the same salary. We believe that our continued investment in people has helped in creating positive movement on this question.

In addition, our highest scoring question was employees feeling that they are ready and willing to participate in changes necessary for the company to be successful. Notably, 88% of the respondents consider that they are doing something meaningful in their jobs and understand how their work aligns with our business strategy. Finally, we received an overwhelmingly favorable response on our efforts to improve manager effectiveness. The survey respondents expressed that managers are supportive in helping them achieve their performance goals, holding them accountable and having a sincere interest in their wellbeing.

Employee Development

Training is not only a core value, but also a key component of our history and heritage. Employee development continued to be a strategic priority in 2024 with the Company offering skill-based training and relevant certifications for all employees. In 2024, we tracked approximately 50,500 training hours in our proprietary learning platform, KMC OnDemand™ ("KMC") for all formats of training offered globally.

In the U.S., we conducted four sessions of the Residential Property Loss Adjusting course, three sessions of the Commercial Property Loss Adjusting course, three sessions of the Basic Casualty course, and four sessions of the Xactimate course to build skills that increase adjuster performance and success in the field. Through these classes, adjusters were not only exposed to the technical aspect of claims handling but also trained on critical success behaviors such as empathy and customer service – attributes we consider to be core and crucial for becoming a world-class claims professional. Our employees in the U.S. completed 126 designation courses offered by The Institutes, an educational provider for risk management and insurance courses. They achieved 36 designations including Associate in Claims (AIC), Associate in Management (AIM), Associate in Risk Management (ARM), Chartered Property Casualty Underwriter (CPCU) and more. Also, 673 individual courses were completed for Property Technical Certification ("PTC") and 44 PTC certifications were earned. Additionally, we trained approximately 540 care and care management professionals and approximately 2,100 catastrophe adjusters in the US through 100 instructor-led classes and 150 training videos.

In 2024, our managers continued with a global management development program called the Manager Acceleration Program (MAP). The goal of this program is to enhance manager effectiveness by building and refining skills which enable managers to motivate, empower, and lead teams. In this journey, managers experience a blend of courses through online, self-paced and virtual instructor-led environments. The program is delivered by internal training facilitators in partnership with premier educational providers such as LinkedIn Learning and Franklin Covey. We had 97 new managers complete the MAP program this year and 75 employees who completed the Aspiring Manager Program aimed at building management skills in employees who aspire to be managers in the future.

Our focus on leadership development brought 36 individuals together from around the world for the Crawford Emerging Leaders Program, a week-long immersion program which builds leadership and business acumen skills, offers visibility to the Company's global senior management, provides experience working on business-critical projects and enables networking with colleagues from across the globe.

KMC is our source for online training for technical and professional development courses globally. In 2024, Company learners spent approximately 16,200 hours on KMC. We trained over 7,500 unique learners. A wide spectrum of courses on loss adjusting, liability, and workers compensation are also offered to our clients and adjusters across the industry. KMC has a robust catalog of courses that are Continuing Education ("CE") accredited in the U.S. and Canada, and we processed 1,470 CE requests in 2024. In addition, LinkedIn Learning remains a popular learning platform for our employees to build professional skills and stay connected with the latest in leadership, technology, AI, cybersecurity, and numerous other business-related topics. Over 1,000 employees worldwide spent approximately 6,000 hours completing approximately 5,400 courses on the LinkedIn Learning platform.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of our compensation philosophy, objectives, policies and practices is focused primarily on our executive officers and includes a detailed discussion of compensation for the following five named executive officers (or “NEO(s)”) during the fiscal year ended December 31, 2024:

Name	Office
Rohit Verma	President and Chief Executive Officer
W. Bruce Swain, Jr.	Executive Vice President and Chief Financial Officer
Andrew Bart	Executive Vice President and Chief Executive Officer — International Operations
Larry C. Thomas	Executive Vice President and Global President — Platform Solutions
Michael J. Hoberman	Senior Vice President and President, TPA North America

Overview

The fundamental philosophy of the Compensation and Human Capital Committee (the “Compensation Committee”) with respect to executive compensation is to ensure that our compensation programs will enable us to attract and retain key executives critical to our long-term success, through the establishment of a performance-oriented environment that rewards the achievement of both short- and long-term strategic management goals, with the attendant enhancement of shareholder value. This philosophy is implemented through the core principles of “pay for performance” and aligning management’s interests with our shareholders’ interests to support long-term value creation and to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. As a result, a significant portion of our executive officers’ compensation opportunity is “at-risk pay” with actual payments dependent upon Company and individual performance. The Compensation Committee regularly reviews our compensation programs to ensure continued alignment with the underlying philosophy and principles and makes adjustments as appropriate to accomplish these objectives.

For 2024, the Compensation Committee worked with its independent compensation consultant, described in more detail below, to develop and analyze comparative data on executive compensation with a goal of setting and maintaining total executive compensation at levels competitive to compensation paid to executives in similar positions within our comparator companies (described below). In determining this level, the Compensation Committee acknowledged that, as a result of the significant at-risk components of compensation described in more detail elsewhere in this discussion and analysis, actual payouts may be significantly above or below this level based on actual performance when compared to target performance.

In executing its role with respect to compensation matters, the Compensation Committee considers a variety of factors from time to time, including recommendations from executive officers and any compensation consultants, both described below, the recent historical and expected contributions of the individual executive officer, the Company’s historical and expected financial results and shareholder return, cumulative compensation history (to the extent that it impacts pay receivable currently and in the future), internal pay equity and the appropriate level of risk taking, all as described below.

Among the factors taken into consideration by the Compensation Committee in setting 2024 compensation was the Company’s performance as measured by earnings per share, revenue, operating earnings and operating margin. The Compensation Committee believes that earnings per share is a useful metric in determining certain components of executive compensation because of the strong correlation with the creation of value for shareholders. The Compensation Committee believes that revenue is a useful metric in determining certain components of executive compensation because of the Company’s focus on growth and an increase in revenue is a strong measure of growth. Operating earnings is the primary financial performance measure used by the Company’s senior management to evaluate financial performance and make resource allocation decisions and so the Compensation Committee believes it is a useful metric for purposes of setting components of executive compensation. The Compensation Committee added operating margin to address select areas of the business with historical underperformance in operating margin contribution. The table below shows actual Company-wide revenue, operating earnings, operating margin as well as earnings per share used in 2024. Company-wide revenue, operating earnings and operating margin were used as metrics for determining the Company’s 2024 short-term incentive compensation awards. Cumulative earnings per share, adjusted per the terms of the Long-Term Incentive Plan (“LTIP”), as explained in note 2 below, is used as the metric for determining the Company’s 2023-2025 and 2024-2026 long-term incentive performance share unit awards.

	2024
Revenue before Reimbursements (millions)	$1,293.9	(1)
Adjusted Operating Earnings (millions)	$82.5	(1)
Adjusted Operating Margin	6.4%		(1)
Earnings Per Share (used for purposes of 2023-2025 LTIP calculation)	$0.74	(2)
Earnings Per Share (used for purposes of 2024-2026 LTIP calculation)	$0.74	(2)
(1)	At the discretion of the Compensation Committee, operating earnings and operating margin may be adjusted to exclude the impact of any gains, losses, or unbudgeted expenses deemed unusual and/or non-recurring for incentive plan purposes. The Compensation Committee approved such adjustments to calculate the total Company STIP payment for 2024. In additional, actual results were adjusted for foreign exchange impact.
(2)	For purposes of calculating 2023-2025 LTIP Performance Share Units (“PSU”), earnings per share of $0.74 (adjusted per the terms of the LTIP plan) will be used to determine whether the three-year cumulative earnings per share target was achieved at the end of 2025. For the 2024-2026 LTIP PSU, earnings per share of $0.74 (adjusted per the terms of the LTIP plan) will be used. For purposes of the 2023 and 2024 PSU awards, “earnings per share” means U.S. GAAP consolidated net income attributable to shareholders of the Company with certain defined exclusions, divided by the weighted average of CRD-A and CRD-B diluted shares outstanding. Net income, for purposes of the 2023 and 2024 PSU awards, excludes any material gains, or unbudgeted expenses deemed unusual and/or non-recurring as approved by the Compensation Committee.

Elements of Compensation

In the Compensation Committee’s compensation philosophy, there are generally three key elements used in the Company’s executive compensation program: (1) base salary, (2) an annual cash incentive opportunity and (3) long-term incentive awards, including a long-term performance-based equity unit incentive opportunity. In addition, from time to time when circumstances merit an award, the Compensation Committee may make discretionary cash or equity bonus awards.

	Base Salary	Annual Cash Incentive	Long-Term Incentives
Form of compensation	Cash	Cash	Cash and Equity
Type	N/A	Annual Cash Incentive	Time-Vested Restricted Stock Units Performance Share Units
Purpose	Pay for individual job performance and merit	Incentivize achievement of annual financial and operating goals	Reward creation of shareholder value over a long-term period
Performance Measures	N/A	Revenue Operating Earnings Operating Margin	Earnings Per Share

Both annual and long-term incentive opportunities are considered at-risk pay. Discretionary bonus awards, if any, may be in the form of cash or equity, and may be granted with or without performance or time-based vesting requirements.

In addition to base salary, annual cash incentives and long-term incentives, we typically provide certain other compensation and benefits, such as participation in the Company’s health and welfare or retirement benefit plans generally available to employees, and limited perquisites that we believe are necessary or appropriate in the marketplace to allow us to attract and retain executive talent, but that we do not expect to comprise a material portion of compensation in a year. In addition, our senior executive officers are provided with enhanced life and disability insurance to further support the retention elements of our program.

The Compensation Committee generally does not, and in 2024 did not, follow a precise formula for allocating between these key elements of compensation or in considering whether to grant any discretionary bonus awards, or the type thereof to our executive officers. Each element of compensation generally operates independently of any other and is designed to motivate towards, and reward, a different component of behaviors and results. As a result, except in limited circumstances, the Compensation Committee does not believe that it is appropriate for payment (or lack thereof) of one element in any period to impact payment of any other elements.

The Compensation Committee, however, does review information that compares each element of compensation, both separately and in the aggregate, to amounts paid by comparator companies for executives in similar roles, and believes it appropriate to target each element of compensation near the median, or midpoint, of compensation paid by such companies.

Role of the Compensation Committee and Administration of Compensation

The role of the Compensation Committee, among its other responsibilities, is to:

●	annually review the Company’s goals and objectives relative to CEO and other executive officer compensation, including, as the Compensation Committee deems appropriate, consideration of the Company’s performance and relative shareholder return, the value and construct of compensation packages for comparable positions at comparable companies and the cash, equity and other compensation paid to the Company’s executive officers in past years;
●	annually review, evaluate and update, as appropriate, the components of the Company’s executive compensation programs in view of those goals and objectives, and set compensation levels for the Company’s executive officers;
●	annually evaluate the CEO’s and the other executives’ performance in light of established goals and objectives, and approve compensation to be paid with respect to such performance, including certifying the degree of achievement of performance goals under the terms of performance-based compensation programs;
●	review and make recommendations to the Board of Directors regarding the approval and adoption of, and any amendments to, the Company’s compensation plans for executives, including incentive compensation plans and equity-based plans; and
●	in light of the foregoing, consider and, when appropriate, grant cash bonuses, stock options, performance share units, restricted stock, long-term cash incentives and other awards under the Company’s cash and equity incentive compensation plans.

As noted above, the Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company executives, including our named executive officers.

Role of Certain Executive Officers in Executive Compensation Matters

Although the Compensation Committee makes the final decisions regarding executive compensation, our executive officers also play a role with respect to the setting and determination of the annual cash portion of executive compensation, including base salary and any annual cash incentive compensation opportunities. Certain executive officers make recommendations to our Compensation Committee with respect to the setting of performance goals for executive officers (other than themselves) under our incentive compensation plans and the assessment of the individual performance of other executive officers who are direct reports to such officers. As a result of regular interaction, the Compensation Committee believes these executive officers are best able to provide appropriate personal insight as to the performance of their direct reports as well as overall performance trends of executives of the Company. Our Compensation Committee relies, in part, on this information in connection with its overall assessment as to the adequacy and appropriateness of executive compensation as well as the compensation programs of the Company as a whole. Our Compensation Committee has the discretion to consider any such recommendations when determining overall executive compensation. The Chief Executive Officer does not make recommendations regarding his own compensation to the Compensation Committee.

Independent Compensation Consultants

The Compensation Committee’s charter provides for the Compensation Committee to retain and terminate, in its sole discretion, any compensation consultant which assists in the evaluation of director, CEO or other executive compensation. The Compensation Committee has the sole authority to select such consultant and to approve the consultant’s fees and other retention terms. In 2024, the Compensation Committee engaged Pay Governance LLC to advise it on executive, board of directors and general compensation matters for the Company, including a review of the peer group, a review of stock ownership guidelines for executives and directors and assisting with incentive plan design changes. In connection with such advice, Pay Governance LLC provided competitive market intelligence regarding executive officer and director compensation levels in the market, conducted an independent risk assessment of our executive compensation programs, assisted in a review of the executive long-term incentive plan and provided an update on trends and developments in executive compensation. Pay Governance LLC does not have a relationship with, nor did it provide any services to, the Company other than the engagement by the Compensation Committee and, taking into account the six compensation consultant independence factors recommended by the SEC to guide companies in determining the independence of compensation consultants, the Compensation Committee concluded that the work of Pay Governance LLC did not raise any conflicts of interest that are required to be disclosed and provides the Compensation Committee with objective and independent compensation advisory services.

Benchmarking

For purposes of benchmarking 2024 compensation levels and target pay opportunities, compensation of the Company’s executive officers was benchmarked against target compensation for similar positions at a selected comparator group. As noted above, the Compensation Committee targets each element of compensation within a competitive range around the median, or midpoint, of compensation paid by such peer companies. Due to the limited number of direct competitors of the Company that are both publicly traded and in a similar line of business, the Compensation Committee worked with Pay Governance LLC to develop a customized benchmarking approach. In 2024, the Compensation Committee continued to use that multi-pronged approach to fully inform the Compensation Committee’s perspective. Where available, three data points were used across the following three categories:

1.	General Industry Survey Data (Size-Adjusted using revenue regression or tabular cuts to approximate Crawford’s annual revenues); and
2.	Customized Business Services Industry Comparator Group; and
3.	Insurance Industry Comparator Group (Companies with market cap between three-quarters to four times).

The Customized Business Services Industry Comparator Group for 2024 was as follows:

Agiliti, Inc.

Barrett Business Services Inc.

CBIZ, Inc.

CorVel Corporation

Cross Country Healthcare, Inc.

CSG Systems International, Inc.

HireRight Holdings Corporation

Kforce Inc.

Mistras Group, Inc.

Resources Connection

Robert Walters plc

SThree plc

The Business Services Industry Comparator Group was updated in 2024 to remove DWF Group plc and StarTek, Inc. as they were both taken private, and add Agiliti, Inc. and Mistras Group, Inc.

Compensation and Risk Management

The Compensation Committee annually evaluates whether our executive compensation programs encourage excessive or unnecessary risk taking. The Compensation Committee believes that our executive compensation philosophy does not encourage excessive or unnecessary risk taking. By dividing our executives’ compensation into base salary, annual cash incentive compensation and long-term equity incentive compensation, the Compensation Committee believes it appropriately weighs the performance-based compensation our executives may earn between short-term and long-term goals. Additionally, both short-term and long-term incentive compensation award opportunities are capped at a set percentage of an executive’s applicable target award, affording protection against disproportionately large incentives. Our long-term equity compensation is paid in the form of opportunities to earn shares of the Company’s Class A Common Stock or cash awards, and the Compensation Committee may provide that such awards are both earned and vested over time. We believe performance goals coupled with time-based vesting for equity awards further encourages our executives’ sustained focus on the long-term performance of the Company. Further, the adoption of best practice risk mitigating policies like stock ownership guidelines, prohibition on hedging and pledging shares and a clawback policy further moderate potential risks in the incentive plans. In 2024, Pay Governance LLC conducted an independent assessment of potential risks within the Company’s executive incentive plans. After reviewing these results, the Committee concluded that the plans were not likely to create material risk for the enterprise and the plans struck the appropriate balance between motivating performance and mitigating risk.

Stock Ownership Guidelines

The Compensation Committee believes long-term incentives, when coupled with our executive stock ownership guidelines, promote appropriate alignment of our executives’ interests with those of the Company’s Shareholders. Executives are considered to have achieved the guideline when either of the thresholds, multiple of base salary or number of shares, are achieved. Shares owned outright and time-vested restricted shares/units count toward satisfaction of our guidelines. Unexercised stock options and unearned performance shares/units are not counted as shares owned for purposes of meeting the ownership thresholds. The following table reflects the guidelines:

	Multiple		Number
Executive Level	of Base Salary		of Shares
CEO	3.0x	Or	300,000
President	2.5x	Or	200,000
Executive Vice Presidents	2.0x	Or	120,000
Senior Vice Presidents	1.0x	Or	45,000

Until the ownership guideline is achieved, the executive is expected to retain at least 75% of the shares received upon exercise of an option or vesting of time-based restricted stock units or performance shares, after payment of exercise price and withholding and payroll taxes. Executives who do not comply with these guidelines will not be permitted to sell or dispose of the Company stock until they reach the required ownership target.

Other than Mr. Hoberman, our named executive officers comply with the stock ownership guidelines. He continues to accumulate and hold shares in pursuit of satisfying the guidelines.

Prohibition on Hedging and Pledging of Company Stock

The Company has established a policy broadly prohibiting our employees and directors from engaging in any speculative, short-term, or hedging activities (or activities that are designed to hedge) with respect to securities of the Company (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), without exceptions. In addition, members of the Board of Directors and officers may not engage in pledging Company securities as collateral to secure debt or engage in transactions where the Company’s securities are held in a margin account.

Incentive Compensation Recovery (Clawback) Policy

The Compensation Committee adopted, effective July 28, 2023, a revised Executive Compensation Clawback and Recoupment Policy (the “Clawback Policy”) in compliance with Exchange Act Rule 10D and the corresponding NYSE listing standards that apply to the Company’s current and former executive officers. In the event the Company is required to restate its financial statements, the Compensation Committee is authorized to recover “incentive compensation” awarded to current and former executive officers of the Company in accordance with the Clawback Policy.

In addition, regardless of whether there is an accounting restatement, the Compensation Committee may recover incentive compensation if the Board of Directors or Compensation Committee determines in their sole discretion that an officer has engaged in fraud, theft, misappropriation, embezzlement, dishonesty, or other misconduct to the material detriment of the Company. “Incentive compensation” is generally compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. Under the Clawback Policy, the Company may recover the amount of incentive-based compensation received by the executive officer, during an applicable three fiscal year recovery period immediately preceding an accounting restatement trigger date, that exceeds the amount of incentive-based compensation that otherwise would have been received during such period had it been determined based on the relevant restated financial measure. The Compensation Committee has exclusive authority to administer and enforce the provisions of the Clawback Policy. The Company may not indemnify any such executive officer against the loss of such recovery compensation. The Clawback Policy reflects the Company’s culture that emphasizes high standards of integrity.

Equity Grant Policy and Procedures

The Company’s policy is to grant stock options and other similar awards in the ordinary course of business in connection with our annual compensation program, hiring new employees, and in recognition of the retention or promotion of employees from time to time. The Company does not grant stock options or similar awards in anticipation of the release of material non-public information, such as a significant positive or negative earnings announcement, and does not time the public release of such information based on stock option grant dates. In addition, it is the Company’s policy to not grant stock options or similar awards at any time during the four business days prior to or the two business days following the filing of the Company’s periodic reports or the filing or furnishing of a Form 8-K that discloses material non-public information (each, a “Filing Window”).

Under the Company’s current practices, executive officers do not choose or have influence over the grant date for their individual stock option grants. Stock option grants to the Company’s executive officers are generally approved annually at a meeting of the Company’s Compensation Committee that is held during the first quarter of each year, and the grants are generally effective immediately after the meeting on which the grants are eligible to be made under our grant policies discussed above.

During the period covered by this Proxy Statement, we have not timed the disclosure of material non-public information for the purpose of affecting the value of executive compensation.

Insider Trading Policy

The Company is committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Company has an Insider Trading Policy which is applicable to the Company’s directors, officers, and all employees of, and consultants and contractors to, the Company. The Insider Trading Policy governs the purchase, sale, and/or other dispositions of the Company’s securities and prohibits purchasing or selling any securities of the Company while a person covered by the Insider Trading Policy is aware of material, non-public information concerning the Company. The Company believes that its Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards of the New York Stock Exchange. A copy of the Company’s Insider Trading Policy is filed with the SEC as an exhibit to its most recent annual report on Form 10-K.

Components of Compensation

Base Salary

For certain executive officers, including the named executive officers, the Company believes that it is appropriate to enter into written employment agreements with such persons. These agreements typically provide for, among other things, a minimum base salary, which was determined based on negotiations with the applicable person and the Compensation Committee’s overall compensation philosophy discussed above, at the time of hire or the entry into such agreement, as applicable. For additional information on our employment agreements with our named executive officers, see “Employment and Change in Control Arrangements” below.

The Compensation Committee typically re-evaluates the base salary of the CEO on an annual basis. In connection with this evaluation, the Compensation Committee performs an assessment of personal performance during the preceding year, historical and expected contributions to the Company. For both establishing and re-evaluating the base salary of the CEO, the Compensation Committee, with the assistance of its independent compensation consultant, also evaluates overall market conditions, both within the Company’s comparator group and otherwise, including competitive market data to see how the CEO’s pay level compares to that of comparable positions at other companies.

Based on a variety of data (including published national surveys, recent and anticipated Company performance, discussions with the Compensation Committee, and other relevant information), the CEO annually considers and recommends to the Compensation Committee any increases in the base salaries of our other named executive officers for the next fiscal year.

The following salary increases were made between 2023 and 2024.

	2023 Salary	2024 Salary	% Change
Mr. Verma	$716,250	$803,293	12.2%
Mr. Swain	475,000	484,808	2.1%
Mr. Bart	426,768	438,757	2.8%
Mr. Thomas	474,500	484,798	2.2%
Mr. Hoberman	365,000	399,327	9.4%

Annual Cash Incentive Opportunity

Annual cash incentive award opportunities are intended to align our annual performance and results with the compensation paid to the persons who are most responsible for such performance, and to motivate and reward achievement of operational and strategic business goals. For 2024, the Compensation Committee approved award opportunities for our executive officers, including our named executive officers. These awards were granted under the Company’s short-term incentive plan (“STIP”), a component of the Crawford & Company 2016 Management Team

Incentive Compensation Plan (the “Management Team Incentive Compensation Plan”). Under the STIP, each participating executive officer is provided advance goals that can, from year to year, include corporate, segment and individual targets, weighted appropriately for the executive’s position in the Company. Award payout eligibility generally requires, among other things, continued employment through the date of the actual payout. Due to the Company’s significant international operations and the fact that it reports its consolidated financial results in U.S. dollars, annual performance metrics are adjusted to eliminate the impact of any movements in exchange rates so that individuals do not benefit from or are not negatively impacted by the movement in exchange rates. Accordingly, the actual results disclosed in this discussion may not be consistent with our published results. Final payments pursuant to the STIP are at the discretion of the Compensation Committee.

For each of the named executive officers, the Compensation Committee established threshold, target and maximum award opportunity levels (as a percentage of 2024 annual base salary) for purposes of the STIP after taking into account market-competitive factors and any contractually mandated payout levels contained in applicable employment agreements. The STIP award opportunities (set out as a percentage of each named executive officer’s 2024 annual base salary) were as set out below:

	Threshold Award	Target Award	Maximum Award
	Opportunity (as a	Opportunity (as a	Opportunity (as a
	percentage of	percentage of	percentage of
	base salary)	base salary)	base salary)
Mr. Verma	30.00	100.00	200.00
Mr. Swain	17.25	57.50	115.00
Mr. Bart	17.25	57.50	115.00
Mr. Thomas	17.25	57.50	115.00
Mr. Hoberman	15.00	50.00	100.00

For 2024, the Compensation Committee selected performance under the following metrics as the basis for award opportunities, as these metrics are used by management to evaluate and analyze results and the impact on the Company of strategic decision making, and which the Compensation Committee considers as important to the Company and representative of the Company’s success in achieving operational and financial improvements:

Metric	Weight
Revenue	25%
Adjusted Operating Earnings	50%
Adjusted Operating Margin	25%

Given the Company’s focus on growth, revenue is one of the primary metrics measured for determining the Company’s success in achieving operational and financial objectives under the 2024 plan. Operating earnings is a primary financial performance measure used by the Company’s senior management to evaluate the financial performance of the Company and to make resource allocation decisions. For select segments, operating margin was added to address historical underperformance in operating margin contribution. The Compensation Committee considers revenue, operating earnings and operating margin as appropriate metrics for determining payouts under the STIP.

At the discretion of the Compensation Committee, operating earnings and operating margin may be adjusted to exclude the impact of any gains, losses, or unbudgeted expenses deemed unusual and/or non-recurring. We believe adjusting operating earnings and operating margins to exclude these items results in a more accurate measure of our core operating performance.

STIP awards were deemed earned for a relevant metric only if actual performance exceeded the specified threshold level. If actual performance did not exceed the threshold level of any metric, no payout was made under that metric. If actual performance equaled target levels, participating executive officers were entitled to 100% of the target STIP award applicable to that metric. If actual performance for one or more metrics was between threshold and target levels, or target and maximum levels, the participating executive officers were entitled to a ratable portion of the STIP award based upon linear formulas.

Goals for each relevant financial metric under the STIP were set at target levels as contained in the Company’s 2024 internal operating plan. Threshold and maximum goals were set at the percentages of the target level. The following table sets forth the 2024 threshold and maximum goals for total company for each relevant financial metric under the STIP:

	Threshold Goal (as a	Maximum Goal (as a
	percentage of target)	percentage of target)
Revenue	95%	110%
Adjusted Operating Earnings	90%	115%
Adjusted Operating Margin	95%	110%

In addition, a funding threshold was added to the plan which must be met for any STIP payment to be made. The funding threshold required the Company to achieve a minimum of $68,600,000 in operating earnings and $1,172,600,000 in revenue in 2024. Any performance below these funding thresholds would reduce the total STIP pool available for payout to participants dollar for dollar. These metrics were measured at and applied on a Company-wide and segment specific basis. For all the named executive officers, 100% of their award opportunities were allocated to the achievement of these metrics, based on overall performance.

With respect to the total company revenue portion of the award, the target performance goal was below target but above threshold which resulted in funding of 90.3%, with respect to the total company operating earnings portion of the award, the threshold performance goal was below target but above threshold which resulted in funding of 31.1%, and with respect to the total company operating margin portion of the award, performance was below threshold which resulted in funding of 0%. Based on the 90.3% payout achievement on the revenue metric, 31.1% achievement on the operating earnings metric, and 0% on the operating margin metric, the overall achievement factor was 38.2% of target for those measured on a total company basis.

The following tables set forth the applicable threshold, target and maximum performance goals, and actual performance, for the corporate-wide metrics in 2024 which applied to Mr. Verma and Mr. Swain.

Corporate	Threshold	Target	Maximum	Actual (1)
Revenue	$1,237,800	$1,302,900	$1,433,200	$1,293,891
Adjusted Operating Earnings	$82,400	$91,500	$105,200	$82,500
Adjusted Operating Margin (2)	6.7%	7.0%	7.7%	6.4%
(1)	As noted above, the Compensation Committee, in its discretion, approved the exclusion of certain unbudgeted expenses deemed unusual and/or non-recurring when determining operating earnings and operating margin which was used to calculate the total company STIP payment. In addition, actual results were adjusted for foreign exchange impact.
(2)	The operating margin performance goals for Messrs. Bart, Thomas and Hoberman were specific to their Business Unit responsibilities. Their revenue and operating earnings goals were consistent with those used for the Corporate-wide plan.

Based on this 2024 performance, the actual STIP payouts approved by the Compensation Committee for the NEOs are set forth below.

	Actual Award	Actual Award
	(in dollars)	(as a percentage of target)
Mr. Verma	$307,157	38.2%
Mr. Swain	106,408	38.2%
Mr. Bart	222,405	88.2%
Mr. Thomas	106,408	38.2%
Mr. Hoberman	176,312	88.2%

Long-Term Incentive Opportunity for 2024

The Compensation Committee designed the Company’s long-term incentive compensation program with a goal of incentivizing management towards creating long-term shareholder value. For 2024, long-term incentive plan (“LTIP”) award opportunities were granted to our NEOs under the terms of the Crawford & Company 2016 Omnibus Stock and Incentive Plan (the “Omnibus Stock Plan”), and, if earned, were payable in shares of the Company’s Class A Common Stock or cash, based on the executive’s election at the time of grant. Final payments pursuant to LTIP awards are at the discretion of the Compensation Committee.

The 2024 LTIP awards were based on a target award value, 50% of which were granted as performance share units conditioned on Company performance, described below (the “Performance Award”), and 50% of which were granted as time vested restricted stock units which vest ratably over three years based on the continued employment of the executive (the “Time Vested Award”). Each vehicle can be settled in shares or cash at the participant’s election. The target value and breakout by award vehicle for each named executive officer are set forth below.

		Performance	Time Vested
	Target Value ($)	Vested Award 50%	Award 50%
Mr. Verma	$1,000,000	$500,000	$500,000
Mr. Swain	500,000	250,000	250,000
Mr. Bart	500,000	250,000	250,000
Mr. Thomas	500,000	250,000	250,000
Mr. Hoberman	500,000	250,000	250,000

For 2024, each NEO elected to receive 100% of their LTIP awards in units settled in shares.

The Performance Awards are earned based on 2024-2026 cumulative earnings per share. The Compensation Committee selected earnings per share as the financial metric for determining payouts under the Performance Awards due to its correlation with the creation of value for shareholders. If the Company’s 2024-2026 cumulative earnings per share is at least $2.64, 30% of the award of performance share units will be earned. If the Company’s 2024-2026 cumulative earnings per share is at least $2.95, up to $3.11, the “target” level, 100% of the award of performance share units will be earned. If the Company’s 2024-2026 cumulative earnings per share is $3.42 or greater, 200% of the award of performance share units will be earned. The percentage of performance share units earned will be adjusted ratably for cumulative earnings per share between $2.64 and $2.95 as well as $3.11 and $3.42 but the target payment would be constant at 100% for cumulative earnings per share between $2.95 and $3.11. None of these performance share units will be earned if cumulative earnings per share are less than $2.64. For purposes of calculating earnings per share under the Performance Awards, certain additional adjustments are made to the earnings per share reported by the Company. See note 2 to the table set forth under ‘‘Overview’’ above.

Shares Earned from the 2022 to 2024 Performance Vested Awards

The Company’s earnings per share performance for the 2022-2024 award was below the threshold level resulting in no shares being earned from the 2022 Performance Award. The Compensation Committee certified no payout for the 2022-2024 Performance Award period.

Other Elements of Compensation

Based on market competitive practices and internal factors, the Compensation Committee believes that it is appropriate that our executive officers be eligible to participate in other compensation plans offered to our employees. Mr. Swain and Mr. Thomas participate in a non-contributory qualified retirement plan that was frozen as of December 31, 2002. All U.S. based named executive officers are also eligible to participate in a qualified 401(k) plan (the “401(k) Plan”) and a nonqualified supplemental executive retirement plan. Our executive officers are also offered the opportunity to participate in a similar nonqualified deferred compensation plan. Benefits under the qualified and nonqualified retirement plans are not directly tied to Company performance. The Company also provides life insurance benefits, disability insurance benefits, and automobile allowances for certain executives, including the named executive officers, as noted in the Summary Compensation Table, below. Our named executive officers are also party to employment arrangements that provide severance and change-in-control protection.

Tax and Accounting Considerations; Deductibility of Executive Compensation

In evaluating compensation program alternatives, the Compensation Committee has considered the potential impact on our Company of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to their chief executive officer and certain other named executive officers (“Covered Employees”). An exemption from the $1 million deduction limit for performance-based compensation was generally repealed by the Tax Cuts and Jobs Act in 2017. Although the previously available exemption is generally no longer available, the Compensation Committee endeavors to focus on performance-based components of executive compensation in making its decisions for our Covered Employees, while retaining maximum flexibility in designing compensation programs that are in the best interests of our Company and our Shareholders, even if that approach may result in payments which are not deductible under Section 162(m).

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

Summary Compensation Table

The following tables provide information concerning compensation paid to, or accrued by the Company, for our named executive officers at December 31, 2024.

							Change in
							Pension
							value and
						Non-Equity	Nonqualified
						Incentive	Deferred		All
				Stock	Option	Plan	Compensation		Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings		Compensation
Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)		($)(4)	Total ($)
R. Verma	2024	$803,293	—	$948,513	—	$307,157	$58,547		$46,128	$2,163,638
President and	2023	716,250	—	866,316	—	661,686	49,947		60,326	2,354,525
Chief Executive Officer	2022	716,250	—	868,784	—	294,711	24,076		35,300	1,939,121
W.B. Swain	2024	$484,808	—	$474,257	—	$106,408	$25,150		$29,307	$1,119,930
Executive Vice President,	2023	475,000	—	455,954	—	296,845	45,490		37,400	1,310,689
Chief Financial Officer	2022	475,000	—	457,253	—	146,904	0	(6)	31,114	1,110,271
A. J. Bart(5)	2024	$446,999	—	$474,257	—	$222,405	—		$154,665	$1,298,326
Chief Executive Officer −	2023	416,563	—	455,954	—	350,109	—		149,113	1,371,739
International Operations	2022	410,020	—	457,253	—	121,218	—		150,020	1,138,511
L.C. Thomas	2024	$484,798	—	$474,257	—	$106,408	$9,752		$26,421	$1,101,636
Executive Vice President;	2023	474,500	—	455,954	—	285,725	36,354		38,023	1,290,556
Global President − Platform Solutions	2022	474,500	—	457,253	—	146,749	0	(6)	33,981	1,112,483
M.J. Hoberman	2024	$399,327	—	$474,257	—	$176,312	$5,138		$161,799	$1,216,833
Senior Vice President;	2023	359,615	—	331,728	—	252,141	3,763		55,203	1,002,450
President, TPA North America	2022	339,807	—	331,772	—	88,747	—		230,994	991,320
(1)	The values of equity-based awards in this column represent the grant date fair value of the awards in accordance with ASC 718. However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture. See Note 11 of the consolidated financial statements in Item 8 of the Company’s Annual Report regarding assumptions underlying the valuation of equity awards. The amounts disclosed here include payout, at Target performance, for our Performance Share Units. See the Grants of Plan-Based Awards table for the range of potential payouts under the Performance Share Units.
(2)	See the section “Compensation Discussion and Analysis” for a discussion of how these amounts were calculated.
(3)	Represents the following amounts for 2024: (i) Mr. Swain: $44,513 preferential earnings from the Deferred Compensation Plan and ($19,363) actuarial decrease in pension value; (ii), Mr. Verma and Mr. Hoberman: $58,547 and $5,138, respectively, preferential earnings from the Deferred Compensation Plan; and (iii) Mr. Thomas: $43,507 preferential earnings from the Deferred Compensation Plan and ($33,755) actuarial decrease in pension value.
(4)	Represents the following amounts for 2024: (i) Mr. Verma: a $20,429 Company contribution to the Deferred Compensation Plan; a $10,350 Company contribution to the 401(k) Plan; $3,287 in premium payments on term life insurance; $62 in gifts and gift cards; and $12,000 for a company car allowance; (ii) Mr. Swain: a $7,332 Company contribution to the Deferred Compensation Plan; a $10,350 Company contribution to the 401(k) Plan; $4,471 in premium payments on term life insurance; $5 gift card; and $7,149 on a company car; (iii) Mr. Bart: a $35,351 contribution to pension costs; a $16,863 private travel allocation; a $79,183 payment for housing and incremental living expenses; $3,217 in premium payments on life insurance; and $20,051 for a company car allowance; (iv) Mr. Thomas: a $8,737 Company contribution to the Deferred Compensation Plan; a $10,350 Company contribution to the 401(k) Plan; $7,329 in premium payments on term life insurance; and $5 gift card; and (v) Mr. Hoberman: $132,590 for sales commission; a $13,662 Company contribution to the Deferred Compensation Plan; a $10,350 Company contribution to the 401(k) Plan; $1,980 in premium payments on term life insurance; $5 gift card; and $3,212 on a company car.

(5)	Compensation for Mr. Bart is paid in British pounds sterling and converted to U.S. dollars using the average exchange rate in effect for each particular year. Amounts are determined based on payments in the fiscal year of the Company, and not the fiscal year of the Company’s international subsidiaries, which may differ from the fiscal year of the Company.
(6)	The 2022 change in pension value less preferential earnings from the Deferred Compensation Plan for Mr. Swain was ($49,302) and the 2022 change in pension value less preferential earnings from the Deferred Compensation Plan for Mr. Thomas was ($121,044).

Grants of Plan-Based Awards

The Company maintains the Omnibus Stock Plan under which awards of performance share units, restricted stock or stock options may be granted to specified employees of the Company. The Omnibus Stock Plan was adopted at the Company’s 2016 annual meeting of shareholders, and effective May 11, 2016. Non-equity short-term incentive plan cash awards are paid pursuant to the Company’s STIP. The following table sets forth certain information with respect to awards granted during or for the fiscal year ended December 31, 2024, to each of our named executive officers. All equity awards are payable in shares of Class A Common Stock.

								All	All		Grant
								Other	Other		Date
								Stock	Option		Fair
								Awards:	Awards:	Exercise	Value
		Estimated Possible			Estimated Possible			Number of	Number of	or Base	of Stock
		Payouts Under Non-Equity			Payouts Under Equity			Shares of	Securities	Price of	and
		Incentive Awards(1)			Incentive Plan Awards(2)			Stock	Underlying	Option	Option
		Minimum	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name and Position	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)	($)(3)
R. Verma	2/7/2024	$0	$805,000	$1,610,000	12,356	41,186	82,372	41,186	—	—	948,513
W. B. Swain	2/7/2024	0	278,875	557,750	6,178	20,593	41,186	20,593	—	—	474,257
A. J. Bart	2/7/2024	0	252,285	504,570	6,178	20,593	41,186	20,593	—	—	474,257
L. C. Thomas	2/7/2024	0	278,875	557,750	6,178	20,593	41,186	20,593	—	—	474,257
M. J. Hoberman	2/7/2024	0	200,000	400,000	6,178	20,593	41,186	20,593	—	—	474,257
(1)	Amounts represent the potential payout of awards granted under the STIP. These awards were granted subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis Annual Cash Incentive Opportunity.” Actual amounts paid under the STIP to the named executive officers are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
(2)	Represents the potential number of performance share units payable under the LTIP. These awards are subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis Long-Term Incentive Opportunity.”
(3)	The grant date fair value of awards granted under the LTIP to the named executive officers was determined as reported in the Summary Compensation Table under the “Stock Awards” column.

Outstanding Equity Awards at December 31, 2024

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2024 of each of our named executive officers. All equity awards are payable in shares of Class A Common Stock.

	Option Awards					Stock Awards
										Equity
										Incentive
								Equity		Plan
								Incentive		Awards:
								Plan		Market or
			Equity					Awards:		Payout
			Incentive				Market	Number of		Value of
			Plan Awards:			Number	Value of	Unearned		Unearned
			Number of			of Shares	Shares or	Shares,		Shares,
	Number of	Number of	Securities			or Units	Units of	Units or		Units or
	Securities	Securities	Underlying			of Stock	Stock	Other		Other
	Underlying	Underlying	Unexercised	Option		That	That	Rights That		Rights
	Unexercised	Unexercised	Unearned	Exercise	Option	Have Not	Have Not	Have Not		That Have
	Options (#)	Options (#)	Options	Price	Expiration	Vested	Vested	Vested		Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)		($)
R. Verma	—	—	—	—	—	—	—	—		—
	—	—	—	—	—	—	—	77,488	(1)	$895,761
	—	—	—	—	—	—	—	26,347	(2)	304,571
	—	—	—	—	—	—	—	41,186	(3)	476,110
	—	—	—	—	—	—	—	27,595	(4)	318,998
W. B. Swain	35,919	—	—	$9.22	2/08/2027	—	—	—		—
	36,010	—	—	8.60	2/07/2028	—	—	—		—
	38,880	—	—	9.70	2/11/2029	—	—	—		—
	42,319	—	—	9.01	2/10/2030	—	—	—		—
	—	—	—	—	—	—	—	40,783	(1)	$471,451
	—	—	—	—	—	—	—	13,867	(2)	160,303
	—	—	—	—	—	—	—	20,593	(3)	238,055
	—	—	—	—	—	—	—	13,798	(4)	159,505
A. J. Bart	15,000	—	—	$6.52	5/11/2026	—	—	—		—
	17,959	—	—	9.22	2/08/2027	—	—	—		—
	18,005	—	—	8.60	2/07/2028	—	—	—		—
	19,440	—	—	9.70	2/11/2029	—	—	—		—
	21,160	—	—	9.01	2/10/2030	—	—	—		—
	—	—	—	—	—	—	—	40,783	(1)	$471,451
	—	—	—	—	—	—	—	13,867	(2)	160,303
	—	—	—	—	—	—	—	20,593	(3)	238,055
	—	—	—	—	—	—	—	13,798	(4)	159,505
L. C. Thomas	35,919	—	—	$9.22	2/08/2027	—	—	—		—
	36,010	—	—	8.60	2/07/2028	—	—	—		—
	38,880	—	—	9.70	2/11/2029	—	—	—		—
	42,319	—	—	9.01	2/10/2030	—	—	—		—
	—	—	—	—	—	—	—	40,783	(1)	$471,451
	—	—	—	—	—	—	—	13,867	(2)	160,303
	—	—	—	—	—	—	—	20,593	(3)	238,055
	—	—	—	—	—	—	—	13,798	(4)	159,505
M. J. Hoberman	—	—	—	—	—	—	—	—		—
	—	—	—	—	—	—	—	28,548	(1)	$330,015
	—	—	—	—	—	—	—	20,593	(3)	238,055
	—	—	—	—	—	—	—	13,798	(4)	159,505
(1)	Shares vest 100% on December 31, 2025.
(2)	Shares vested 33% on December 31, 2023 and December 31, 2024 and vest 34% on December 31, 2025.
(3)	Shares vest 100% on December 31, 2026.
(4)	Shares vested 33% on December 31, 2024, 33% vest on December 31, 2025 and 34% on December 31, 2026.

Option Exercises and Stock Vested

The following table provides information concerning stock awards vested during the most recent fiscal year with respect to the named executive officers. All such awards were exercised for shares of Class A Common Stock.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
R. Verma	174,779	505,994	59,920	$692,675
W. B. Swain	—	—	31,179	360,429
A. J. Bart	—	—	31,179	360,429
L. C. Thomas	—	—	31,179	360,429
M. J. Hoberman	—	—	6,795	78,550

Pension Benefits at December 31, 2024

The Company maintains a non-contributory retirement plan, the Crawford & Company Retirement Plan (the “Retirement Plan”), for the benefit of substantially all of the U.S. employees of the Company who were employed on or before December 31, 2002. The Retirement Plan provides for annual retirement benefits at a normal retirement age of 65 (the “Normal Retirement Age”) equal to 2% of the participant’s total compensation (as defined in the Retirement Plan) for all credited years of service under the Plan. The benefits are not affected by Social Security benefits payable to the participant; however, they are actuarially reduced for retirements before the Normal Retirement Age or if the retiree selects benefits other than an individual life-time annuity. Of our named executive officers, Messrs. Swain and Thomas participate in the Retirement Plan. Effective December 31, 2002, accruals under the Retirement Plan were frozen. The following table provides information concerning the pension benefits as of December 31, 2024 with respect to the named executive officers.

Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefits	Fiscal Year
Name	Plan Name	(#)	($)	($)
R. Verma	—	—	—	—
W. B. Swain	Crawford & Company Retirement Plan	10	$241,142	—
A. J. Bart	—	—	—	—
L. C. Thomas	Crawford & Company Retirement Plan	18	425,823	—
M. J. Hoberman	—	—	—	—

Nonqualified Deferred Compensation

The Company maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) for certain executive officers to provide benefits that would otherwise be payable under the Retirement Plan and/or 401(k) Plan but for limitations placed on covered compensation and benefits thereunder pursuant to the Internal Revenue Code. The SERP currently allows the Company, if it elects to make a discretionary contribution to the 401(k) Plan for eligible employees, to also make an additional SERP matching contribution to the SERP for participants in the SERP. The Company may also make contributions to the Deferred Compensation Plan to make up for benefits not provided under the 401(k) Plan because of limitations on individual contributions to the 401(k) Plan. The following table provides information concerning the nonqualified deferred compensation with respect to the named executive officers.

	Executive	Company’s	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)	($)	($)
R. Verma	—	$20,429	$58,547	—	$972,404
W.B. Swain	$106,869	7,332	44,513	$85,270	777,294
A. J. Bart	—	—	—	—	—
L.C. Thomas	—	8,737	43,507	—	720,649
M.J. Hoberman	—	13,662	5,138	—	88,944
(1)	These amounts were also included in “Salary” for 2024 in the Summary Compensation Table.
(2)	These amounts were also reported in “All Other Compensation” in the “Summary Compensation Table” in the Registrant’s Proxy Statement for its 2024 annual meeting.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

The Company is party to agreements with its named executive officers that contain provisions regarding employment and payments upon a change in control. In addition, the Company maintains various benefit plans that provide for accelerated vesting in the event of a termination of employment, including in connection with a change in control. These agreements and plans are summarized below.

Employment and Severance Agreements

Mr. Verma

On April 23, 2020, the Company entered into an Executive Employment Agreement appointing Mr. Verma as Chief Executive Officer effective May 15, 2020. In exchange for such service, Mr. Verma is entitled to an annual salary of $675,000 which was increased to $700,000 effective January 1, 2021 and subject to periodic review and increase by the Board.

Mr. Verma is entitled to an annual cash incentive opportunity under the Company’s STIP, or any successor plan(s), with a current target award of not less than 85% of his annual base salary, and a maximum award opportunity of 170% of his annual base salary. Mr. Verma is eligible to participate in the LTIP. Mr. Verma’s “target” LTIP award for 2020 was adjusted to $850,000 effective with the change of title and duties and was increased to $900,000 effective January 1, 2021. Mr. Verma’s “target” LTIP award is subject to periodic review by the Board. Both short-term and long-term award opportunities, including amounts and metrics, will be determined by the Compensation and Human Capital Committee.

If Mr. Verma is terminated without cause (as defined by his employment agreement) or following a change-in-control of the Company, Mr. Verma will be entitled to eighteen months of his then-current salary plus a pro rata cash bonus for the year of his termination. Any such payments will be conditioned on Mr. Verma entering into a separate agreement with the Company, which agreement will contain a general release of the Company and covenants restricting competition, solicitation of clients and solicitation of employees following his departure.

Mr. Swain

On October 29, 2020, the Company amended the Executive Employment Agreement (“Amendment”) with Mr. Swain. Pursuant to the Amendment, Mr. Swain is entitled to an annual base salary of at least $457,600, subject to periodic review and increase by the Company’s President and Chief Executive Officer, and Mr. Swain is eligible to participate in the STIP and the LTIP. In addition, Mr. Swain is eligible to participate in all executive-level employee benefit plans and programs, including the provision of a Company car and payment of life insurance premiums.

In the event that Mr. Swain’s employment is terminated for reasons other than cause, (as defined by his employment agreement), or in the event of a change-in-control of the Company, which term is subject to the determination of the Company’s President and Chief Executive Officer, Mr. Swain will be entitled to receive: (i) eighteen months of his then-current base salary and (ii) the pro-rata amount of any bonus which would have been earned for the year in which he is terminated, provided all applicable performance conditions are met. Any payments to be made in the event of a termination without cause or in the event of a change-in-control under the agreement are subject to Mr. Swain entering into a general release of claims and executing non-competition and non-disclosure covenants in favor of the Company, among other things.

In connection with entering into the agreement, Mr. Swain also entered into a confidentiality and non-solicitation agreement in the Company’s favor. The confidentiality and non-solicitation agreement requires Mr. Swain to comply with confidentiality, non-competition, non-disclosure and non-solicitation covenants during the term of the agreement and for specified periods after the termination of his employment.

Mr. Thomas

On October 28, 2020, the Company amended the Executive Employment Agreement (“Amendment”) with Mr. Thomas. Pursuant to the Amendment, Mr. Thomas is entitled to an annual base salary of $463,500, subject to periodic review and increase by the Company’s President and Chief Executive Officer, and Mr. Thomas is eligible to participate in the STIP and the LTIP. In addition, Mr. Thomas is eligible to participate in all executive-level employee benefit plans and programs, including the provision of a Company car and payment of life insurance premiums.

If Mr. Thomas’s employment is terminated for reasons other than cause (as defined by his employment agreement) or in the event of a change-in-control of the Company, which term is subject to the determination of the Company’s President and Chief Executive Officer, Mr. Thomas will be entitled to receive a lump sum amount equal to 12 months of his then-current base salary. Any payments to be made in the event of a termination without cause or in the event of a change-in-control under the agreement are subject to Mr. Thomas entering into a general release of claims and executing non-competition and non-disclosure covenants in favor of the Company, among other things.

In connection with entering into the agreement, Mr. Thomas also entered into a confidentiality and non-solicitation agreement in the Company’s favor. The confidentiality and non-solicitation agreement requires Mr. Thomas to comply with confidentiality, non-competition, non-disclosure and non-solicitation covenants during the term of the agreement and for specified periods after the termination of his employment.

Mr. Bart

On March 16, 2021, the Company entered into a UK Executive Contract of Employment (“Agreement”) with Mr. Bart. Pursuant to the Agreement, Mr. Bart was entitled to an annual base salary of £325,000, subject to periodic review and increase by the Company’s President and Chief Executive Officer, and Mr. Bart is eligible to participate in the STIP and the LTIP. Mr. Bart’s salary was increased to £335,000 on January 1, 2023 with his promotion to CEO —International Operations and he was eligible to receive increased STIP and LTIP awards. In addition, Mr. Bart is eligible to participate in all executive-level employee benefit plans and programs, including the provision of a Company car and payment of pension and life and health benefit insurance premiums.

The Agreement is terminable by either party with twelve (12) months written notice. At its discretion, the Company may terminate Mr. Bart’s employment at any time (including prior to the expiration of the twelve (12) month notice period) and, subject to certain exceptions, pay Mr. Bart a sum equal to the amount of his base salary at the time of the termination for the unexpired twelve (12) month notice period, together with an additional amount equal to the fair value of any other contractual benefits to which he is entitled under the Agreement. During the notice period, the Company, at its discretion, may relieve him from all or a portion of his working obligations for the remainder of the notice period; however, he will continue to be entitled to his base salary and benefits under his Agreement until expiration of the notice period.

The Agreement also contains provisions requiring Mr. Bart to comply with confidentiality, non-competition, non-disclosure, and non-solicitation covenants during the term of the Agreement and for up to twelve (12) months after the termination of his employment.

Mr. Hoberman

On February 6, 2021, the Company amended the Executive Employment Agreement (“Amendment”) with Mr. Hoberman. Pursuant to the Amendment, Mr. Hoberman is entitled to an annual base salary of $330,000, subject to periodic review and increase by the Company’s President and Chief Executive Officer, and Mr. Hoberman is eligible to participate in the STIP and the LTIP. In addition, Mr. Hoberman is eligible to participate in all executive-level employee benefit plans and programs, including the provision of a Company car and payment of life insurance premiums.

If Mr. Hoberman’s employment is terminated for reasons other than cause (as defined by his employment agreement) or in the event of a change-in-control of the Company, which term is subject to the determination of the Company’s President and Chief Executive Officer, Mr. Hoberman will be entitled to receive a lump sum amount equal to 12 months of his then-current base salary. Any payments to be made in the event of a termination without cause or in the event of a change-in-control under the agreement are subject to Mr. Hoberman entering into a general release of claims and executing non-competition and non-disclosure covenants in favor of the Company, among other things.

In connection with entering into the agreement, Mr. Hoberman also entered into a confidentiality and non-solicitation agreement in the Company’s favor. The confidentiality and non-solicitation agreement requires Mr. Hoberman to comply with confidentiality, non-competition, non-disclosure and non-solicitation covenants during the term of the agreement and for specified periods after the termination of his employment.

Equity Incentive Plans and Awards

Awards issued under the Omnibus Stock Plan are subject to vesting conditions described in related award agreements. Unvested, earned LTIP awards issued under the Company’s Omnibus Stock Plan are subject to accelerated vesting in the event of an executive’s termination of employment as a result of death, disability, retirement, termination without cause or separation from service in connection with a change-in-control of the Company. In the event of such an executive’s termination of employment as a result of death, disability, retirement or termination without cause the executive’s unvested earned performance awards will continue to vest as if the executive had remained employed by the Company. In the event of an executive’s termination of employment in connection with a change-in-control of the Company, the executive’s unvested earned performance awards will vest on a pro-rata basis (based on the elapsed time of the vesting period) as of the date of such change-in-control.

Pension and Other Benefits

Upon retirement or other termination of employment, certain executive officers are entitled to pension and other retirement benefits under the Retirement Plan and SERP. See “Executive Compensation Pension Benefits” for information about the pension and other retirement benefits payable to the named executive officers under the Retirement Plan and SERP. In addition, upon termination of employment due to disability, our executives are entitled to disability benefits under Company sponsored disability plans.

Termination and Change-in-Control Tables for 2024

The following table summarizes the compensation and other benefits that would have become payable to certain of our named executive officers assuming their employment had terminated on December 31, 2024. In addition, the table also summarizes the compensation that would become payable to these named executive officers if a change-in-control of the Company had occurred on December 31, 2024.

In reviewing these tables, please note the following:

●	Cash severance in connection with a change in control or a termination without cause without a change in control is paid over time, consistent with the current payroll process.
●	Life insurance benefits payable upon death represent the death benefit payable to the named executive officer’s beneficiaries by the life insurance company.
●	Disability benefits reflect benefits payable to the employee by the plan provider resulting from a qualified illness or injury as defined in the plan.
●	No payment value was ascribed to presently vested and exercisable equity incentive awards, as such awards are not impacted by a separation from service or change in control.
●	All parties complied with any required notice provisions in the applicable agreement.

●	Each of the named executive officers complied with all restrictive and other covenants applicable to such officer.
●	Performance stock awards subject to achievement of performance goals are included on a pro rata basis at 100% achievement of Company performance of that target as provided in the applicable agreements in the event of a change of control and termination without cause. Time vested stock awards will vest at 100% on the date of the change in control.

	Termination in		Termination
	Connection with a	Termination	for Good
Benefits and Payments	Change in Control	Without Cause	Reason	Death	Disability
R. Verma
Cash Severance	$1,514,657	$1,514,657	—	—	—
Stock Awards	$1,371,887	$1,371,887	—	—	—
Life Insurance	—	—	—	$2,400,000	—
Disability Benefits	—	—	—	—	$750,000
COBRA Benefit	$35,173	$35,173	—	—	—
Total	$2,921,717	$2,921,717	—	$2,400,000	$750,000
W.B. Swain
Cash Severance	$833,908	$833,908	—	—	—
Stock Awards	$709,524	$709,524	—	—	—
Life Insurance	—	—	—	$1,132,000	—
Disability Benefits	—	—	—	—	$562,800
COBRA Benefit	$23,448	$23,448	—	—	—
Total	$1,566,880	$1,566,880	—	$1,132,000	$562,800
A. J. Bart
Cash Severance	$661,162	$661,162	—	—	—
Stock Awards	$709,524	$709,524	—	—	—
Life Insurance	—	—	—	$1,755,028	—
Disability Benefits	—	—	—	—	$263,254
COBRA Benefit	—	—	—	—	—
Total	$1,370,686	$1,370,686	—	$1,755,028	$263,254
L. C. Thomas
Cash Severance	$591,408	$591,408	—	—	—
Stock Awards	$709,524	$709,524	—	—	—
Life Insurance	—	—	—	$1,227,000	—
Disability Benefits	—	—	—	—	$570,600
COBRA Benefit	$16,646	$16,646	—	—	—
Total	$1,317,578	$1,317,578	—	$1,227,000	$570,600
M. J. Hoberman
Cash Severance	$576,312	$576,312	—	—	—
Stock Awards	$515,377	$515,377	—	—	—
Life Insurance	—	—	—	$300,000	—
Disability Benefits	—	—	—	—	$410,628
COBRA Benefit	$23,448	$23,448	—	—	—
Total	$1,115,137	$1,115,137	—	$300,000	$410,628

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Verma our CEO:

For 2024, our last completed fiscal year:

●	the annual total compensation of our median employee was $53,208;
●	the annual total compensation of our CEO was $2,163,638.

Based on this information, for 2024, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 41 to 1.

SEC rules allow a registrant to use the same median employee for comparison purposes for up to three years unless there has been a change in the registrant’s employee population or compensation arrangements that the registrant reasonably believes would result in a significant change in the disclosure. We have concluded that there has not been a change in our employee population or compensation arrangements that would cause us to reasonably believe that there would be a significant change in the disclosure. Therefore, for purposes of CEO Pay Ratio disclosure for the 2024 fiscal year herein, we are comparing the 2024 total compensation for our median employee that we identified for the 2023 CEO Pay Ratio disclosure, against the 2024 total compensation of our CEO.

With respect to the annual total compensation of our median employee, we identified and calculated the elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $53,208.

Below is a description of the methodology and the material assumptions, adjustments and estimates that we used to identify our median employee. We believe that this information is useful to put into context the ratio comparing the annual total compensation of the median employee in our Company with the annual total compensation of our CEO.

We determined that, as of December 31, 2021, our employee population consisted of approximately 8,720 individuals working at the Company and our consolidated subsidiaries. Given our global business, our workforce is distributed among several countries and regions. Of those, approximately 40.7% of these employees are located in the United States.

As of December 31, 2021, our employee population was distributed as follows (all numbers approximate):

Location	Employees
United States	3,552
Canada	928
United Kingdom	1,418
Europe and Middle East	737
Australia	420
Philippines	810
Asia Pacific	251
Latin America	604
Total	8,720

Given our multiple payroll systems and the differing fiscal years of our Company and its subsidiaries, to identify our median employee we measured compensation using the 12-month period ending December 31, 2023. Our compensation programs vary from region to region and among our various consolidated subsidiaries in each region, from country to country. Our employees are compensated on either a salaried basis or an hourly basis. In addition, some employees receive commissions or bonuses. We included salary or hourly wages, as applicable, as well any bonuses or commissions earned for 2022 (irrespective of whether such amounts were paid in 2022, or 2023) in our measurement.

Our workforce includes several part-time employees and temporary employees. In making our determination of the median employee, we did not annualize the compensation of part-time employees, temporary employees, or employees who were hired in 2023 but did not work for us or our consolidated subsidiaries for the entire fiscal year. In certain regions employees are paid based on a 13-month year, which was included in compensation for purposes of the determination of the median employee. We also did not make any cost-of-living adjustments in identifying the median employee. For purposes of this disclosure, we applied foreign currency to U.S. dollar exchange rates using the rate of exchange of each applicable currency as of December 31, 2021. Based on that analysis, we determined that our median employee was a full-time, hourly employee located in the United States.

PAY VERSUS PERFORMANCE DISCLOSURE TABLE

We are required by SEC rules to disclose the following information regarding compensation paid to our NEOs. The amounts set forth below under the headings “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid for NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Notes 3, 4 and 6 below set forth the adjustments from the Total Compensation for each NEO reported in the Summary Compensation Table above. The following table sets forth additional compensation information of our Chief Executive Officer (CEO) and our non-CEO NEOs along with total shareholder return, net income (loss) attributable to shareholders, and adjusted operating earnings results for fiscal years 2020, 2021, 2022, 2023 and 2024.

							Value of Initial Fixed $100
							Investment Based on:
					Average				Net
		Summary		Compensation	Summary	Average		Peer	Income
	Summary	Compensation	Compensation	Actually	Compensation	Compensation	Total	Group	(Loss)	Adjusted
	Compensation	Table Total	Actually Paid	Paid to	Table Total	Actually	Shareholder	Total	Attributable to	Operating
	Table Total for	for Former	to Current	Former	for Non-CEO	Paid to	Return	Shareholder	Shareholders	Earnings
Year	Current CEO(1)	CEO(2)	CEO(3)	CEO(4)	NEOs(5)	Non-CEO NEOs(6)	Class A/B	Return(7)	(in thousands)	(in thousands)(8)
2024	$2,163,638	$—	$1,682,104	$—	$1,184,181	$962,774	$116 / $133	$220	$26,529	$82,500
2023	$2,354,525	$—	$4,101,591	$—	$1,339,586	$1,909,104	$129 / $145	$164	$30,609	$85,361
2022	$1,939,121	$—	$536,981	$—	$1,210,438	$392,442	$53 / $57	$149	$(18,305)	$61,879
2021	$2,487,739	$—	$2,470,618	$—	$1,372,878	$1,355,049	$69 / $78	$125	$30,692	$62,505
2020	$1,846,893	$1,856,122	$975,910	$690,423	$1,242,618	$1,033,511	$66 / $73	$106	$28,296	$71,830
(1)	The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Verma, our Chief Executive Officer, for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”).
(2)	The dollar amounts reported in this column are the amounts of total compensation as reported in the Crawford & Company 2021 Proxy Statement for Mr. Agadi, our former Chief Executive Officer, for each corresponding year in the “Total” column of the “SCT”.
(3)	The dollar amounts reported in this column represent the amount of “Compensation Actually Paid” to Mr. Verma as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Verma during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Verma’s total compensation for each year to determine the compensation actually paid:

Adjustments to Determine Compensation Actually Paid for Current CEO:

Current CEO:	2024	2023	2022	2021	2020
SCT Total Compensation	$2,163,638	$2,354,525	$1,939,121	$2,487,739	$1,846,893
Less: Stock and Option Award Values Reported in SCT for the Fiscal Year	(948,513)	(866,316)	(868,784)	(887,514)	(1,007,591)
Plus: Fair Value for Stock and Option Awards Granted and Vested in the Fiscal Year	157,112	337,026	112,020	133,111	74,010
Change in Fair Value for Stock and Option Awards Granted in Prior Years and Vested in Fiscal Year	(75,053)	318,429	(40,666)	101,796	(463,891)
Fair Value at Fiscal Year-End of Outstanding and Unvested Stock and Option Awards Granted in Fiscal Year	766,513	1,652,540	308,489	626,333	1,066,387
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	(145,135)	305,387	(412,952)	9,153	(120,062)
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	(236,458)	—	(500,246)	—	(419,837)
Compensation Actually Paid	$1,682,104	$4,101,591	$536,981	$2,470,618	$975,910

Equity Valuations: Stock option grant date fair values are calculated based on the Black-Scholes option pricing model as of the grant date. Adjustments have been made using stock option fair values as of each measurement date using the stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. Performance-based restricted share unit grant date fair values are calculated using the stock price as of date of grant assuming target performance. Adjustments have been made using the stock price and performance accrual modifier as of year-end and as of the date of vest. Time-vested restricted unit grant date fair values are calculated using the stock price as of date of grant. Adjustments have been made using the stock price as of year-end and as of each date of vest.

(4)	The dollar amounts reported in this column represent the amount of “Compensation Actually Paid” to Mr. Agadi as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Agadi during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Agadi’s total compensation for each year to determine the compensation actually paid using the same methodology described in Note 3:

Adjustments to Determine Compensation Actually Paid for Former CEO:

Former CEO:	2024	2023	2022	2021	2020
SCT Total Compensation	—	—	—	—	$1,856,122
Less: Stock and Option Award Values Reported in SCT for the Covered Year	—	—	—	—	(890,175)
Plus: Fair Value for Stock and Option Awards Granted and Vested in the Fiscal Year	—	—	—	—	81,199
Change in Fair Value for Stock and Option Awards Granted in Prior Years and Vested in Fiscal Year	—	—	—	—	(156,970)
Fair Value at Fiscal Year-End of Outstanding and Unvested Stock and Option Awards Granted in Fiscal Year	—	—	—	—	668,980
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	—	—	—	—	(40,589)
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	—	—	—	—	(828,144)
Compensation Actually Paid	—	—	—	—	$690,423
(5)	The dollar amounts reported in this column represent the average of the amounts reported for the Company’s named executive officers as a group (excluding our CEO) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the named executive officers (excluding our CEO) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Messrs. Bart, Swain, Hoberman and Thomas; (ii) for 2023, Messrs. Bart, Blanco, Swain, Hoberman and Thomas; (iii) for 2022, Messrs. Bart, Blanco, Swain and Thomas (iv) for 2021, Messrs. Blanco, Hoberman, Swain and Thomas; and (v) for 2020, Ms. Lisenbey, Messrs. Blanco, Swain and Thomas.
(6)	The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding our CEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding our CEO) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding our CEO) for each year to determine the compensation actually paid, using the same methodology described above in Note 3:

Adjustments to Determine Compensation Actually Paid for Non-CEO NEOs:

Average Compensation	2024	2023	2022	2021	2020
SCT Total Compensation	$1,184,181	$1,339,586	$1,210,438	$1,372,878	$1,242,618
Less: Stock and Option Award Values Reported in SCT for the Covered Year	(474,257)	(476,705)	(514,411)	(506,251)	(453,663)
Plus: Fair Value for Stock and Option Awards Granted and Vested in the Fiscal Year	78,550	171,194	66,328	73,561	38,644
Change in Fair Value for Stock and Option Awards Granted in Prior Years and Vested in Fiscal Year	(26,264)	146,588	(22,117)	58,121	(55,556)
Fair Value at Fiscal Year-End of Outstanding and Unvested Stock and Option Awards Granted in Fiscal Year	383,256	617,643	182,657	346,132	743,522
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	(67,139)	129,566	(234,959)	10,607	(262,309)
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year	(115,553)	(17,175)	(295,493)	—	(200,034)
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	—	(1,593)	—	—	(19,712)
Compensation Actually Paid	$962,774	$1,909,104	$392,442	$1,355,049	$1,033,511
(7)	The peer group used for this purpose is S&P Property-Casualty Insurance Index.
(8)	We have determined that adjusted operating earnings is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to Company performance.

The following chart provides a graphical representation of the Compensation Actually Paid to the current CEO and Average Non-CEO NEOs as compared to the Company’s total shareholder return. Former CEO data was excluded as it is not meaningful.

The following chart provides a graphical representation of the Compensation Actually Paid to the current CEO and Average Non-CEO NEOs as compared to the Company’s Net Income (Loss). Former CEO data was excluded as it is not meaningful.

The following chart provides a graphical representation of the Compensation Actually Paid to the current CEO and Average Non-CEO NEOs as compared to the Company’s Adjusted Operating Earnings. Former CEO data was excluded as it is not meaningful.

The following chart provides a graphical representation of the Company’s five-year cumulative TSR versus our industry peer group, the S&P 500 Property-Casualty Insurance Index.

Most Important Performance Measures

The table below lists our most important performance measures used to link “Compensation Actually Paid” for our NEOs to Company performance, over the fiscal year ending December 31, 2024. The performance measures included in this table are not ranked by relative importance.

Revenue before Reimbursements
Adjusted Operating Earnings(1)
Earnings Per Share (adjusted per note 2 to the table set forth under “Overview” above)
Adjusted Operating Margin(1)

________________________________

(1)	Adjusted Operating Earnings and Adjusted Operating Margin are non-GAAP financial measures that have been adjusted as noted in Footnote (1) on pages 18 and 25.

REPORT OF THE COMPENSATION AND HUMAN CAPITAL COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Company’s executive compensation programs are administered by the Compensation and Human Capital Committee. The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on this review and discussion, the Compensation and Human Capital Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

INGA K. BEALE, CHAIR

JESSE C. CRAWFORD

FRED R. DONNER

JOEL T. MURPHY

STOCK OWNERSHIP INFORMATION

Security Ownership of Management

The following table sets forth information, as of March 14, 2025, as to shares of Class A and Class B Common Stock beneficially owned by each current director, director nominee, each of the named executive officers, and all current directors and executive officers as a group. As of March 14, 2025, there were 30,215,256 shares of Class A Common Stock and 19,144,928 shares of Class B Common Stock outstanding.

	Amount and Nature of		Percent of Total
	Beneficial Ownership(1)		Shares Outstanding(2)
Name	Class A	Class B	Class A	Class B
Inga K. Beale	62,680	—	—	—
Cameron M. Bready	36,676	—	—	—
Jesse C. Crawford(3)	10,760,178	12,956,597	35.6%	67.7%
Jesse C. Crawford, Jr.(4)	1,508,084	49,248	5.0	—
Fred R. Donner	18,563	—	—	—
Lisa G. Hannusch	72,691	—	—	—
Joel T. Murphy	15,443	—	—	—
Rahul Patel(5)	101,408	—	—	—
D. Richard Williams	106,728	—	—	—
Rohit Verma	330,498	8,000	1.1	—
W. Bruce Swain(6)	482,118	1,000	1.6	—
Larry C. Thomas(7)	393,430	73	1.3	—
Andrew Bart(8)	198,151	—	—	—
Michael J. Hoberman	10,264	—	—	—
All current executive officers and directors as a group (18 persons)(9)	14,295,962	13,014,918	47.3%	68.0%
(1)	Except as otherwise indicated in the following notes, the persons possessed sole voting and dispositive power with respect to all shares set forth opposite their names.
(2)	Except where a percentage is specified, the person’s ownership represents less than 1% of the outstanding shares. Shares not outstanding which are subject to options exercisable within sixty (60) days by a named individual or persons in the group are deemed to be outstanding for the purposes of computing percentage ownership of outstanding shares owned by such individual or the group.
(3)	The shares of Class A Common Stock shown as beneficially owned by Mr. Crawford include 9,845 shares held in trust for his son over which he has sole voting and shared dispositive power, 1,822,335 shares held by Rex Holdings, LLC over which he has sole voting and dispositive power, 1,827,665 shares held by Keepers, LLC over which he has sole voting and dispositive powers, 929,700 shares held in the 2012 Family Trust over which his wife is trustee, but he has indirect dispositive power pursuant to a substitution power in the trust and an unaffiliated bank has the power to add charities as beneficiaries of the trust and distribute shares to any such charities, 288,840 shares held in an irrevocable trust over which his wife is trustee, 54,864 shares held in a family trust over which Mr. Crawford has sole voting and dispositive power as trustee, and 379,921 shares owned by Crawford Partners, L.P. (“Partners”). Mr. Crawford holds 100% of the membership units of Liverpool II, LLC (“Liverpool”), which is the general partner of Partners; Mr. Crawford is also the chief executive officer of Liverpool. Each of Partners and Liverpool report sole voting and dispositive power over 379,921 shares. The address of each of Liverpool and Partners is 3028 Andrews Drive NW, Atlanta, GA 30305. See Note 1 to the table set forth under “Security Ownership of Certain Beneficial Owners” below with respect to the Class B Common Stock.
(4)	The shares shown as beneficially owned by Mr. Crawford, Jr. include 10 shares of Class A and 10 shares of Class B Common Stock held in an account in his spouse’s name over which he has no voting or dispositive power. It does not include 298,685 shares of Class A Common Stock held in trusts where he is the beneficiary, but over which he has no voting or dispositive power.

(5)	The shares shown as beneficially owned by Mr. Patel includes 12,000 shares of Class A Common Stock held in an account in his spouse’s name over which he has no voting or dispositive power.
(6)	Includes 153,128 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 14, 2025.
(7)	Includes 153,128 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 14, 2025.
(8)	Includes 91,564 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 14, 2025.
(9)	Includes 939,545 shares of Class A Common Stock as to which voting or dispositive power is shared and 474,384 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 14, 2025.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning each person (including any “group” as the term is used in Section 13(d)(3) of the Securities Exchange Act) known to the Company to be the “beneficial owner”, as such term is defined by the rules of the SEC, of more than 5% of the outstanding shares of the Company’s Class B Common Stock as of March 14, 2025.

	Amount and Nature of		Percentage of Class B
Name and Address	Beneficial Ownership		Shares Outstanding
Jesse C. Crawford	12,956,597	(1)	67.7%
Crawford Media Services, Inc.
6 West Druid Hills Drive, N.E.
Atlanta, Georgia 30329
Truist Financial Corporation	1,029,205	(2)	5.4%
214 North Tryon Street
Charlotte, North Carolina 28202
(1)	Based on a Schedule 13D/A filed with the SEC by Jesse C. Crawford and Liverpool II, LLC (“Liverpool”) and Crawford Partners, L.P. (“Partners”), entities controlled by Mr. Crawford. Mr. Crawford holds 100% of the membership units of Liverpool, which is the general partner of Partners; Mr. Crawford is also the chief executive officer of Liverpool. According to said Schedule 13D/A, Mr. Crawford directly or indirectly has or can exercise sole voting and dispositive power over the shares. Each of Partners and Liverpool report sole voting and dispositive power over 10,466,931 of the above-reported shares. The address of each of Liverpool and Partners is 3028 Andrews Drive NW, Atlanta, GA 30305. The amount also includes 404,912 shares held in a family trust over which Mr. Crawford has sole voting and dispositive power as trustee.
(2)	Based upon a Schedule 13G/A filed with the SEC by Truist Financial Corporation (“Truist Financial”) on February 15, 2023. According thereto, the shares are held by certain subsidiaries of Truist Financial in various fiduciary and agency capacities. Truist Financial has sole voting and dispositive power over all the shares. Truist Financial disclaims any beneficial interest in any such shares.

INFORMATION WITH RESPECT TO CERTAIN BUSINESS RELATIONSHIPS AND

RELATED TRANSACTIONS

The Company did not have any related party transactions in 2024. For information on the Company’s related party transaction policy, please refer to the Audit Committee discussion under “Corporate Governance: Standing Committees,” above.

EQUITY COMPENSATION PLANS

The following table sets forth certain information concerning securities authorized for issuance under equity compensation plans as of December 31, 2024. Only the Company’s Class A Common Stock is authorized for issuance under these plans. All the Company’s equity compensation plans have been approved by the Company’s Shareholders.

Number of Securities
	Number of Securities to				Remaining Available for
	be Issued Upon		Weighted-Average		Future Issuance Under
	Exercise of		Exercise Price of		Equity Compensation
	Outstanding Options,		Outstanding Options,		Plans (Excluding
	Warrants, and Rights		Warrants, and Rights		Securities Reflected in
Plan Category	(a)		(b)		Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	1,393,746	(1)	$7.95	(2)	10,854,776	(3)
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	1,393,746		$7.95		10,854,776
(1)	Includes shares issuable pursuant to options under the Company’s stock option plans (700,188 shares), the Employee Stock Purchase Plan, as amended (175,996 shares), the International Employee Stock Purchase Plan (3,962 shares) and the U.K. ShareSave Scheme (513,600 shares).
(2)	Includes exercise prices for outstanding options under the Company’s stock option plans, the Employee Stock Purchase Plan, International Employee Stock Purchase Plan, and the U.K. ShareSave Scheme.
(3)	Represents shares which may be issued under, the Employee Stock Purchase Plan (155,635), the Non-Employee Director Stock Plan (1,133,208), the U.K. ShareSave Scheme (1,789,644), the Omnibus Incentive Plan (6,872,255) and the International Employee Stock Purchase Plan (904,034). Excludes all shares that were unearned at December 31, 2024.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and greater than ten percent (10%) beneficial owners of the Company’s equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of such equity securities of the Company. Officers, directors and greater than ten percent (10%) shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports are required, the Company believes that, during the year ended December 31, 2024, all of its officers, directors and greater than ten percent beneficial owners timely complied with all applicable filing requirements.

COMPENSATION AND HUMAN CAPITAL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation and Human Capital Committee consists of Ms. Beale as Chair, and Messrs. Crawford, Murphy, and Donner. None of the foregoing individuals are or have been in the past officers or employees of the Company. None of the members of the Compensation and Human Capital Committee serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Compensation and Human Capital Committee.

PROPOSAL 2 — APPROVAL OF AN AMENDMENT TO THE CRAWFORD & COMPANY 2016 EMPLOYEE STOCK PURCHASE PLAN

General

On February 6, 2025, at the recommendation of the Compensation and Human Capital Committee (“Compensation Committee”), the Board approved an amendment to the Crawford & Company 2016 Employee Stock Purchase Plan (the “Plan”) to increase the number of shares to be issued under the Plan by 1,000,000 shares of Class A Common stock. The Plan was initially adopted by the Board of Directors February 9, 2016, and approved by the Company’s Shareholders, effective May 11, 2016.

The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code of 1986 (the “Code”) in order to provide the Company’s eligible employees (described below) with a convenient means of purchasing shares of the Company’s Class A Common Stock at a discount through payroll deductions.

The primary purpose of the Plan is to encourage stock ownership by eligible employees in the belief that such ownership will increase their interest in the success of the Company and will provide an additional incentive for them to remain in the employ of the Company. The Board recommends that Shareholders approve the amendment to the Plan at the Annual Meeting so that the Company may continue to provide this stock ownership opportunity to our employees.

Under the proposed amendment to the Plan, an additional 1,000,000 shares of Class A Common Stock would be authorized for issuance under the Plan.

On March 14, 2025, the closing price of the Company's Class A Common Stock was $10.65.

Summary of the 2016 Employee Stock Purchase Plan

A summary of the principal features of the Plan is provided below but is qualified in its entirety by reference to the full text of the Plan that is attached as Appendix A to this Proxy Statement and incorporated by reference herein.

Shares Available for Issuance

If this proposal is approved by the Shareholders, there will be an additional 1,000,000 shares of Class A Common Stock of the Company reserved for issuance under the Plan. The Shareholders initially authorized 1,000,000 shares reserved for the Plan and further authorized that any shares not delivered to or for participants under the 1996 Employee Stock Purchase Plan be transferred and be available for issuance under the 2016 Employee Stock Purchase Plan and 200,034 shares were transferred. If this proposal is approved, the Plan will have a total of 2,200,034 authorized shares. If any shares subject to purchase rights granted under the Plan are not purchased by participants, the shares covered by such purchase rights will again be available for use under the Plan.

Securities Authorized for Issuance under Equity Compensation Plans

For certain additional information concerning securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2024, see the “Equity Compensation Plans” section of this Proxy Statement.

Administration and Eligibility

Offerings under the Plan are made at the discretion of the Compensation Committee. The Plan is administered by a plan administrator appointed by the Compensation Committee.

Our full-time employees (generally those who work for the Company in excess of 20 hours per week and for more than five months in a calendar year) with at least 45 days of continuous employment by the Company are eligible to participate in the Plan. However, an employee may not purchase shares under the Plan if the purchase would cause the employee to own shares of common stock representing 5% or more of the total combined voting power or value of all classes of the Company’s capital stock. Participation in the Plan generally ends automatically upon a participant’s termination of employment. In the event of a participant’s termination due to disability, death or retirement, he (or his beneficiary) has certain additional rights to terminate participation or acquire shares under the Plan. As of March 14, 2025, there are approximately 4,756 Company employees who are eligible for the Plan.

Purchase of Shares

The Plan permits participants to authorize at least $240 and no more than $21,000 for the purchase of Class A Common Stock during a purchase period through payroll deductions. In no event will a participant be allowed to purchase in any calendar year more than $25,000 in shares based on the share price on the first day of the purchase period. The Company uses the dollar amounts that it deducts and accumulates on behalf of each participant to purchase shares of Class A Common Stock reserved for issuance under the Plan at the end of each purchase period. Under the Plan, the Compensation Committee may determine the duration and frequency of each purchase period. The Company intends generally to operate the Plan using 30-day offering periods before the beginning of a 12-month purchase period.

Purchase Price of Shares

The price of shares purchased under the Plan is generally 85% of the lower of the closing price of our Class A Common Stock on the New York Stock Exchange on the first day of the purchase period or on the purchase date. Unless a participant voluntarily exercises only a part of their option to acquire shares or withdraws from the Plan, the Class A Common Stock will be purchased on the last day of the applicable purchase period and the participant’s account will be debited in an amount equal to the price per purchased share, multiplied by the number of shares purchased. Participants may end their participation in the Plan at any time. Upon termination of participation, the participant’s payroll contributions will cease and the participant will be paid his or her accumulated payroll deductions to date without interest. Any amounts remaining in the participant’s account after exercise of the purchase right will be refunded to the participant.

Transferability

Rights granted under the Plan are not transferable by a participant other than upon the death of the participant.

Adjustments

The Plan provides that the Board will make appropriate equitable adjustments to the maximum number of shares of Common Stock available for issuance under, and other limits stated in, the Plan, including the number of shares covered by outstanding purchase rights, and the exercise prices applicable to outstanding purchase rights. These changes will be made to reflect changes in the Company’s capital structure on account of any stock dividend, stock split, or any similar equity restructuring. These adjustments will be made only to the extent they conform to the requirements of applicable provisions of the Code, including without limitation Code Section 424(a) and other applicable laws and regulations.

Amendment and Termination

The Board has the authority to amend or terminate the Plan at any time for any reason.

United States Federal Income Tax Consequences

The following is a brief summary of the general Untied States federal income tax consequences of transactions under the Plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different. Each participant should refer to the actual text of the Plan set forth in Appendix A and should consult with a tax advisor as to specific questions relating to tax consequences of participation in the Plan.

Tax Consequences for Employees. No taxable income will be recognized by a participant upon enrolling in the 2016 Employee Stock Purchase Plan or as a result of the grant or exercise of the purchase rights issued under the Plan.

Taxable income will not be recognized until there is a sale or other disposition of the shares purchased under the Plan or in the event a participant should die while still owning any shares purchased under the Plan.

If a participant holds the shares for both one year or more after the purchase date and two years or more after the offering date (referred to as the Code Section 423 holding period), or if the participant dies while owning the shares, the participant will generally recognize ordinary income upon the sale or other disposition of the shares equal to the difference between the purchase price and the fair market value of the shares on the date of disposition, or 15% of the fair market value of the shares on the offering date, whichever is less. Any additional gain will be taxed as long-term capital gain. If the shares are sold for less than the purchase price, there is no ordinary income, and the participant will have a long-term capital loss for the difference between the purchase price and the sale price.

Otherwise, if a participant sells or otherwise disposes of the shares before the end of the Code Section 423 holding period, the participant will generally have ordinary income equal to the difference between the purchase price and the fair market value on the purchase date (in this case, the 15% discount on the purchase price). The difference between the sale price and the fair market value on the purchase date will be a capital gain or loss, which will be long-term if the shares have been held for more than one year.

Tax Consequences for the Company. The Company is not allowed a deduction for federal income tax purposes in connection with the grant or exercise of the right to purchase common shares under the Plan, provided there is no disposition of shares by a participant before the end of the Code Section 423 holding period. If a disposition occurs before the end of the Code Section 423 holding period, the Company will be entitled to a deduction in the same amount and at the same time that the participant realizes ordinary income.

Shareholder Approval

In order to be effective, the proposed amendment to the Plan must be approved by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting. Any shares that are not voted will have no impact on the outcome of the vote on the Plan. Unless otherwise instructed, the persons named in the Proxy (R. Verma, W.B. Swain and T.E. Stevenson) will vote proxies held by them FOR the proposed amendment to the Plan.

In the event Shareholders do not approve the Plan, no additional shares will be added to the Plan and when all authorized shares are distributed, the Plan with terminate.

The Board of Directors unanimously recommends a vote FOR the approval of the proposed amendments to the Crawford & Company 2016 Employee Stock Purchase Plan.

PROPOSAL 3 – ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides Shareholders with the right to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC. This advisory vote is commonly referred to as the “say-on-pay” vote. The Company currently provides its Shareholders a say-on-pay vote every two years. We believe every other year is the appropriate timing for this vote because a significant portion of our named executive officers’ compensation opportunity is at risk over a multi-year time and performance period. Full implementation and execution of our compensation philosophy and programs, and evidence thereof, is often a multi-year process. We believe a vote every two years helps ensure proper visibility into our long-term results and creation of shareholder value, and associated compensation. In addition, it helps reduce the possibility of irregular or anomalous results in any one year that may unduly impact the amount of compensation paid and, consequently, the results of a vote on such compensation. In the Company’s most recent advisory say-on-pay vote at the Company’s 2023 Annual Meeting of Shareholders, approximately 92.1% of votes cast were “for” approval of the executive compensation as disclosed in our proxy statement relating to the 2023 Annual Meeting of Shareholders. The Compensation and Human Capital Committee has considered the outcome of this vote in its ongoing establishment and oversight of the compensation of the executive officers of the Company.

Our executive compensation program has been designed to implement certain core compensation principles, namely “pay for performance” and alignment of management’s interests with our Shareholders’ interests to support long-term value creation and encourage an appropriate level of risk-taking behavior consistent with our long-term strategy. While establishing our 2024 compensation programs and awarding compensation, our management and Compensation and Human Capital Committee determined what it considered appropriate levels and types of performance-based incentives to motivate our named executive officers to achieve short-term and long-term business goals. We believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation while also not unduly incenting management to take inappropriate risks. Please read the Compensation Discussion and Analysis and Pay versus Performance sections, including the accompanying compensation tables and related narrative, of this Proxy Statement for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2024 compensation of our named executive officers.

The say-on-pay vote gives you as a Shareholder the opportunity to express your views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation for our named executive officers and the compensation philosophy, objectives, policies and practices described in this Proxy Statement. Accordingly, the Board of Directors recommends that Shareholders approve the following advisory resolution:

“RESOLVED, that the Shareholders of Crawford & Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, Pay versus Performance and compensation tables and accompanying footnotes and narratives disclosed in this Proxy Statement.”

Because this vote is advisory, it will not be binding on the Compensation and Human Capital Committee, the Board or the Company. However, it will provide information to our management and Compensation and Human Capital Committee regarding investor sentiment about our executive compensation philosophy, objectives, policies and practices, which management and the Compensation and Human Capital Committee will be able to consider when determining executive compensation for the remainder of 2025 and beyond.

The Board of Directors unanimously recommends a vote FOR the advisory approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

PROPOSAL 4 — RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP (“KPMG”) to serve as the independent registered public accounting firm for the Company for the fiscal year 2025. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of Shareholders, the Board of Directors has decided, as in the past, to ask the Company’s Shareholders to ratify this appointment as a matter of good corporate governance. Despite the appointment of KPMG as the Company’s independent registered public accounting firm and the ratification by the Shareholders of that selection, the Audit Committee has the power at any time to appoint another auditor for 2025, without further Shareholder action. A representative of KPMG is expected to be present at the Annual Meeting and, if present, will be given an opportunity to make a statement, if he or she desires, and to respond to appropriate questions.

Recent Change in Auditor

As reported in the Company’s Current Reports on Form 8-K filed on December 12, 2024 and March 4, 2025, on March 4, 2025, the Audit Committee engaged KPMG to serve as the independent registered public accounting firm for the Company for the fiscal year 2025. On March 3, 2025, following the completion of the audit for fiscal year 2024, the Audit Committee dismissed Ernst & Young, LLP (“EY”) as the Company’s independent registered public accounting firm. The decisions to appoint KPMG and dismiss EY were approved by the Audit Committee.

The reports of EY on the consolidated financial statements of the Company as of and for the years ended December 31, 2024 and 2023 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle.

During the years ended December 31, 2024 and 2023 and through March 3, 2025, there were (i) no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement in its reports on the Company’s consolidated financial statements for such years and (ii) no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company previously provided EY with a copy of the disclosures in the Current Reports on Form 8-K filed on December 12, 2024 and March 4, 2025, and requested that EY furnish it with a letter addressed to the SEC stating whether or not EY agrees with such statements. A copy of such letters was filed as Exhibit 16.1 to the Current Reports on Form 8-K.

No consultations occurred between the Company and KPMG during the year ended December 31, 2022 and through March 3, 2025 regarding either (i) the application of accounting principles to a specific completed or proposed transaction, the type of audit opinion that might be rendered on the Company’s financial statements, or other written or oral information provided that was an important factor considered by the Company in reaching a decision as to an accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Fees Paid to Ernst & Young LLP

In addition to performing the audit of the Company’s consolidated financial statements, EY provided other permitted services to the Company and its foreign and domestic subsidiaries. EY has advised the Company that it has billed or will bill the Company the below indicated amounts for the following categories of services for the years ended December 31, 2024 and 2023:

	2024	2023
Audit Fees(1)	$4,244,000	$3,934,550
Audit related fees(2)	649,950	527,500
Tax fees(3)	386,925	276,185
All other fees(4)	96,000	150,000
Total	$5,376,875	$4,888,235
(1)	Audit fees include: the annual consolidated financial statement audit, the annual audit of internal control over financial reporting, reviews of the Company’s quarterly reports on Form 10-Q, statutory and other financial statement audits.
(2)	Audit related fees include service organization control reports.
(3)	Tax fees consist principally of professional services rendered for tax compliance and tax planning and advice.
(4)	All other fees consist principally of fees for a cybersecurity program maturity assessment.

The Audit Committee reviews and pre-approves, in addition to all audit services, all non-audit services to be provided by the independent registered public accounting firm. On an ongoing basis, management communicates specific projects and categories of services to the Audit Committee on which advance approval is requested. The Audit Committee reviews these requests and votes by resolution its approval or rejection of such services after due deliberation.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2025.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of the five directors named below. Each member of the Committee is independent as required by the Company, the listing standards of the NYSE and the SEC’s audit committee independence rules. The primary function of the Audit Committee is to assist the Board of Directors in its oversight responsibilities with respect to the integrity of the Company’s financial statements; the qualifications, independence and performance of the Company’s independent auditors; the performance of the Company’s internal audit function; and compliance by the Company with legal and regulatory requirements. The Committee operates pursuant to a charter approved by the Board of Directors

In fulfilling its responsibilities to review the Company’s financial reporting process, the Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young, LLP (“EY”), our former independent registered public accounting firm, the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Management is responsible for the Company’s financial statements and the reporting process, including the Company’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with EY the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has discussed with EY the auditor’s independence from the Company and its management, including the matters in the written disclosure required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. In determining the independence of the auditor, the Audit Committee has considered, among other matters, whether the provision of services, other than those related to the audit of the Company’s annual financial statements, is compatible with maintaining the auditor’s independence.

The Audit Committee discussed with the Company’s internal auditors and EY the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and EY, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee further discussed those items contained in NYSE Listing Company Manual Section 303A.06 and otherwise complied with the obligations stated therein.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

FRED R. DONNER, CHAIR
INGA K. BEALE
CAMERON M. BREADY

D. RICHARD WILLIAMS
LISA G. HANNUSCH

SHAREHOLDER PROPOSALS

The Audit Committee has adopted and operates under a written charter that is reviewed by the Audit Committee annually and is approved by the Board of Directors. If you wish to nominate an individual for election at or bring business other than through a shareholder proposal before the 2026 Annual Meeting, you must deliver your notice to the Company’s Corporate Secretary at 5335 Triangle Parkway, Peachtree Corners, Georgia 30092 between January 8, 2026, and February 7, 2026. Your notice to the Corporate Secretary must set forth information specified in the Company’s bylaws, including your name and address and the class and number of the Company’s shares of common stock that you beneficially own. In the event that the date of next year’s annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of this year’s annual meeting, notice by a shareholder to be timely must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. Any adjournment or postponement of an annual meeting for which notice, or a public announcement has been given or made shall not commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. In addition, shareholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: 1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and 2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include the following as to each person you propose to nominate for election as a director: 1) the name, age, business address and residence address of the person, 2) the principal occupation or employment of the person, 3) the class and number of shares of the Company’s share capital that are owned of record and beneficially owned by the person, 4) the date or dates on which the shares were acquired and the investment intent of the acquisition and 5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. The Company may require any proposed nominee to furnish other information as the Company may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack of independence, of the proposed nominee.

Any shareholder proposal to be presented at the 2026 Annual Meeting of Shareholders must be received by the Company no later than December 8, 2025 for inclusion in the proxy statement for that meeting in accordance with Rule 14a-8 under the Exchange Act. In addition, to satisfy the foregoing requirements, and to comply with the universal proxy rules, Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 9, 2026.

OTHER MATTERS

The Board of Directors knows of no other matters other than those as described herein to be brought before the Annual Meeting. If any other matters come before the Annual Meeting, however, the persons named in the Proxy will vote such Proxy in accordance with their judgment on such matters.

April 7, 2025

APPENDIX A

CRAWFORD & COMPANY

2016 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED AND RESTATED

1. Establishment, Effective Date, Duration.

(a)Establishment. Crawford & Company establishes this employee stock purchase plan to be known as the Crawford & Company 2016 Employee Stock Purchase Plan, as set forth in this document. The Plan was approved by the Board on February 9, 2016, subject to stockholder approval, and will become effective only upon stockholder approval (the date of such approval, the “Effective Date”). However, if any Purchase Rights are granted under this Plan under Section 7 before the date the Shareholders of the Company are treated under Section 423(b)(2) of the Code as having approved the adoption of this Plan, such Purchase Rights shall be granted subject to such approval and if such Shareholders fail to approve such adoption before the first anniversary of the date that the Board approved the Plan, all such Purchase Rights automatically shall be null and void.

(b)Duration. Subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 18, the Plan shall remain in effect until the date all shares of Common Stock subject to the Plan have been purchased or acquired according to the Plan’s provisions.

2.Purpose; Prior Plan.

(a)Purpose. The primary purpose of this Plan is to encourage stock ownership by each Eligible Employee of the Company and each Subsidiary in the belief that such ownership will increase his or her interest in the success of the Company and the Subsidiaries and will provide an additional incentive for him or her to remain in the employ of the Company or such Subsidiary. The Company intends that this Plan constitute an “employee stock purchase plan” within the meaning of Section 423 of the Code, and further intends that any ambiguity in this Plan or any related offering be resolved to effect such intent.

(b)Prior Plan. This Plan replaces the Crawford & Company 1996 Employee Stock Purchase Plan (the “Prior Plan”) and, upon the Effective Date, the Prior Plan will terminate. Thereafter, no further awards may be made under the Prior Plan, but awards under the Prior Plan granted prior to such termination shall remain outstanding in accordance with their terms.

3. Definitions:

For purposes of this Plan:

(a)“Authorization” shall mean the Participant’s election and payroll deduction authorization form and any other required enrollment documents provided by the Committee or its designee which an Eligible Employee shall be required to properly complete in writing and timely file with the Plan Administrator before the end of an Authorization Period in order to participate in this Plan for the related Purchase Period.

(b)“Authorization Period” shall mean a period which (i) shall be set by the Committee, (ii) shall end before the beginning of the related Purchase Period and (iii) shall continue for no more than thirty (30) days.

(c)“Board” shall mean the Board of Directors of the Company.

(d)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department.  Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(e)“Committee” shall mean the Compensation Committee of the Board, or such other or successor committee as the Board may, from time to time, establish.

(f)“Common Stock” shall mean the Class A common stock of the Company.

(g)“Company” shall mean Crawford & Company, a Georgia corporation, and any successor to such corporation.

(h)“Compensation” shall mean an Eligible Employee’s “benefit compensation” under the Crawford & Company 401(k) Plan.  The Committee may change the definition of Compensation on a prospective basis.

(i)“Contributions” shall mean all amounts withheld from a Participant’s Compensation as payroll deductions and credited to a Participant’s Payroll Deduction Account.

(j)“Designated Beneficiary” shall mean the person designated as such in accordance with Section 13.

(k)“Disability” shall mean a condition which the Plan Administrator in his or her discretion determines should be treated as a total and permanent disability under Section 22(e)(3) of the Code.

(l)“Effective Date” shall have the meaning set forth in Section 1(a).

(m)“Eligible Employee” shall mean each individual who performs services for, and who is classified as an employee on the payroll records of the Company or a Subsidiary except:

(i)An individual who has not completed at least forty-five (45) days of full and continuous employment as an employee of the Company or such Subsidiary;

(ii)An individual who customarily is employed 20 hours or less per week by the Company or such Subsidiary;

(iii)An individual who customarily is employed for not more than five (5) months in any calendar year by the Company or such Subsidiary; and

(iv)An individual who would own (immediately after the grant of Purchase Rights under this Plan) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company based on the rules set forth in Sections 423(b)(3) and 424(d) of the Code.

Notwithstanding the foregoing, the Committee may, on a prospective basis, impose an eligibility service requirement of up to two (2) years of employment with the Company or a Subsidiary.  The Committee may also determine that a designated group of highly compensated employees (within the meaning of Section 414(q) of the Code) are ineligible to participate in the Plan.

An individual’s continuous employment by the Company or by a Subsidiary shall not be treated as interrupted by a transfer directly between the Company and any Subsidiary or between one Subsidiary and another Subsidiary.

(n)“Exercise Date” shall mean for each Purchase Period the last day of such Purchase Period.

(o)“Fair Market Value” shall mean, with respect to any date, the closing price of the Common Stock on the New York Stock Exchange on that date or, in the event that the Common Stock is not traded on that date, the closing price on the immediately preceding trading date.  If the Common Stock is no longer traded on the New York Stock Exchange, then “Fair Market Value” shall mean, with respect to any date, the fair market value of the Common Stock as determined by the Committee in good faith.

(p)“Participant” shall mean for each Purchase Period an Eligible Employee who has satisfied the requirements set forth in Section 7 of this Plan for such Purchase Period.

(q)“Participating Employer” shall for each Participant, as of any date, mean the Company or a Subsidiary, whichever employs such Participant as of such date.

(r)“Payroll Deduction Account” shall mean the separate bookkeeping account which shall be established and maintained by the Plan Administrator for each Participant for each Purchase Period to record the Contributions made on his or her behalf to purchase Common Stock under this Plan.

(s)“Plan” shall mean this Crawford & Company 2016 Employee Stock Purchase Plan, as it may hereinafter be amended or restated.

(t)“Plan Administrator” shall mean the person or persons appointed by the Committee to administer this Plan.

(u)“Prior Plan” shall have the meaning set forth in Section 2(b).

(v)“Purchase Period” shall mean a twelve (12) consecutive month period which shall begin on a date (within the fifteen (15) day period which immediately follows the end of the related Authorization Period) set by the Committee on or before the beginning of the related Authorization Period, or such other period as determined by the Committee; provided, however, that in no event will any Purchase Period be longer than 27 months.

(w)“Purchase Price” shall mean, for each Purchase Period, eighty-five percent (85%) of the lesser of the Fair Market Value of a share of Common Stock on (A) the first day of the Purchase Period, or (B) the Exercise Date.

(x)“Purchase Right” shall mean the right to purchase a specified number of shares of Common Stock at a stated Exercise Price for a specified period of time subject to the terms, conditions and limitations described or referred to in Section 7(a).

(y)“Retirement” shall mean, with respect to a Participant, the Participant’s termination of employment with the Company or a Subsidiary after attaining age 55 and completing at least ten (10) years of continuous employment with the Company or a Subsidiary (where such continuous employment shall be determined using the same rules used to determine whether an employee is an Eligible Employee).

(z)“Subsidiary” shall mean each entity which is a subsidiary of the Company for the purposes of Section 424(f) of the Code, and which the Committee designates as eligible to participate in the Plan.

4.Offerings.

Purchase Rights to purchase shares of Common Stock shall be offered to Participants in accordance with this Plan from time to time at the discretion of the Committee.

5.Participation.

Each individual who will be an Eligible Employee on the last day of an Authorization Period shall satisfy the requirements to be a Participant in this Plan for the related Purchase Period if:

(a)He or she properly completes in writing and files an Authorization with the Plan Administrator on or before the last day of such Authorization Period to purchase shares of Common Stock pursuant to Purchase Rights granted under Section 7, and

(b)He or she remains an Eligible Employee through the first day of the Purchase Period.

An Authorization shall require an Eligible Employee to provide such information and to take such action as the Plan Administrator in his or her discretion deems necessary or helpful to the orderly administration of this Plan, including specifying (in accordance with Section 6) his or her payroll deductions to purchase shares of Common Stock pursuant to the Purchase Rights granted under Section 7 and designating a Designated Beneficiary. A Participant’s status as such shall terminate for a Purchase Period (for which he or she has an effective Authorization) at such time as his or her Payroll Deduction Account had been withdrawn under Section 10 or Section 11 or the purchases and distributions contemplated under Section 8 or Section 9 with respect to his or her Payroll Deduction Account have been completed, whichever comes first.

6.Contributions.

(a)Initial Authorization. Each Participant’s Authorization made under Section 5 shall specify the specific dollar amount which he or she authorizes his or her Participating Employer to deduct from his or her Compensation with respect to each pay day during the Purchase Period for which such Authorization is in effect to purchase shares of Common Stock pursuant to the Purchase Rights granted under Section 7, provided:

(i)The total of such dollar amount for the Purchase Period shall not be less than $240.00, and

(ii)The total of such dollar amount for the Purchase Period shall not be more than $21,000.00.

Notwithstanding the foregoing, the Committee may establish limits, including any minimum percentage, on a Participant’s Compensation to be paid as Contributions under the Plan. The Committee may provide for a separate election (or a different amount or percentage) for a specified item or items of Compensation.

(b)Changes to Authorization. A Participant shall have the right to make one amendment to an Authorization after the end of an Authorization Period to reduce or to stop the payroll deductions which he or she previously had authorized for the related Purchase Period, and such reduction shall be effective as soon as practicable after the Plan Administrator actually receives such amended Authorization.

(c)Payroll Deduction Account Credits, General Assets and Taxes. All Contributions made for a Participant shall be credited to his or her Payroll Deduction Account as of the payday as of which the deduction is made. All Contributions shall be held by the Company, by the Company’s agent or by one, or more than one, Subsidiary (as determined by the Plan Administrator) as part of the general assets of the Company or any such Subsidiary, and each Participant’s right to the Contributions credited to his or her Payroll Deduction Account shall be those of a general and unsecured creditor. The Company, the Company’s agent or such Subsidiary shall have the right to withhold on Contributions to the extent such person deems necessary or appropriate to satisfy applicable tax laws.

(d)No Interest. No interest or other earnings will accrue on a Participant’s Contributions to the Plan.

(e)No Cash Payments. A Participant may not make any contributions to his or her Payroll Deduction Account except through payroll deductions made in accordance with this Section 6.

(f)Priority and Insufficiency. Contributions will be subordinate to all liens, garnishments, required taxes and deductions under other Company employee benefit plans. If there are not sufficient funds in any payroll period to satisfy the Authorization, the Contributions for that period only will be reduced accordingly. In no event will the Contributions in subsequent payroll periods be increased above that specified in the relevant Authorization.

7.Granting of Purchase Rights.

(a)General Rule. Subject to Sections 7(b) and 7(c), each Participant for a Purchase Period automatically shall be granted by operation of this Plan Purchase Rights, exercisable on the Exercise Date, to purchase the number of shares of Common Stock (rounded down to the nearest whole number) determined by dividing (A) the total Contributions credited to the Participant’s Payroll Deduction Account through the Exercise Date by (B) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the first day of the Purchase Period. Each such Purchase Right shall be exercisable only in accordance with the terms of this Plan.

(b)Available Shares of Common Stock. If the number of shares of Common Stock available for purchase for any Purchase Period is insufficient to cover the shares which Participants have elected to purchase through effective Authorizations, then each Participant’s Purchase Right to purchase shares of Common Stock for such Purchase Period shall be reduced to equal the number of shares of Common Stock (rounded down to the nearest whole number) which the Plan Administrator shall determine by multiplying (A) the number of shares of Common Stock for which such Participant would have been granted Purchase Rights under Section 7(a) if sufficient shares were available by (B) a fraction, (i) the numerator of which shall be the number of shares of Common Stock available for Purchase Rights for such Purchase Period and (ii) the denominator of which shall be the total number of shares of Common Stock for which Purchase Rights would have been granted to all Participants under Section 7(a) if sufficient shares were available.

(c)Limit on Number of Shares of Common Stock.

(i)5% Limitation. The number of shares of Common Stock determined in accordance with Sections 7(a) or 7(b) to be issued to any Participant upon the exercise of Purchase Rights granted under this Plan shall be reduced to the extent necessary such that after issuance of such shares of Common Stock the Participant shall own less than 5% of the total combined voting power or value of all classes of stock of the Company, based on the rules set forth in Section 423(b)(3) and Section 424(d) of the Code.

(ii)Purchase Period Limitation. Subject to the calendar year limits provided in subsection (c)(iii) below, the maximum number of shares of Common Stock that a Participant will have the right to purchase in any Purchase Period pursuant to Purchase Rights will be determined by dividing (i) $25,000 by (ii) the Fair Market Value of one share of Common Stock on the first day of the Purchase Period.

(iii)Calendar Year Limitation. No Purchase Rights will be granted to a Participant if such Purchase Rights, when combined with all other Purchase Rights under all employee stock purchase plans of the Company, its Subsidiaries or any parent corporation (within the meaning of Section 424(e) of the Code) intended to qualify under Section 423 of the Code would permit the Participant to purchase shares with a Fair Market Value (determined at the time the Purchase Rights are granted) is excess of $25,000 for each calendar year in which the rights are outstanding at any time, determined in accordance with Section 423(b)(8) of the Code.

8.Exercise of Purchase Rights.

(a)General Rule. Unless a Participant files an amended Authorization under Section 6(b) or Section 10 on or before the Exercise Date for a Purchase Period, his or her Purchase Rights shall be exercised automatically in full on such Exercise Date.

(b)Partial Exercise. A Participant may file an amended Authorization under this Section 8(b) with the Plan Administrator on or before an Exercise Date to elect, effective as of such Exercise Date, to exercise his or her Purchase Rights for a specific number of whole shares of Common Stock, which may not exceed the number of shares of Common Stock determined in accordance with Section 7.

(c)Payment. Upon exercise of Purchase Rights, each Participant’s Payroll Deduction Account shall be debited in an amount equal to (A) the Purchase Price multiplied by (B) the number of shares of Common Stock for which his or her Purchase Rights are being exercised. Each Subsidiary shall cause such payment to be remitted to the Company as soon as practicable following the Exercise Date.

(d)Automatic Refund. If a Participant’s Payroll Deduction Account has a remaining balance after his or her Purchase Rights have been exercised, such balance shall be refunded to the Participant in cash (without interest) as soon as practicable following such Exercise Date.

9.Delivery.

A stock certificate, or other evidence of ownership, representing any shares of Common Stock purchased upon the exercise of Purchase Rights shall be delivered to a Participant in (i) his or her name or, if the Participant so directs on his or her Authorization filed with the Plan Administrator on or before the Exercise Date for such Purchase Rights and if permissible under applicable law, (ii) the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship. No Participant (or any person who makes a claim through a Participant) shall have any interest in any shares of Common Stock subject to Purchase Rights until such Purchase Rights have been exercised and the related shares of Common Stock actually have been delivered to such person.

10.Voluntary Account Withdrawal.

A Participant may elect to withdraw the entire balance credited to his or her Payroll Deduction Account for a Purchase Period by completing in writing and filing an amended Authorization with the Plan Administrator on or before the Exercise Date for such period. If a Participant makes such a withdrawal election, such balance shall be paid to him or her in cash (without interest) as soon as practicable after such amended Authorization is filed, and no further Contributions shall be made on his or her behalf for the remainder of such Purchase Period.

11.Termination of Employment.

(a)Death, Disability or Retirement. If a Participant’s employment by the Company or a Subsidiary terminates as a result of his or her death, Disability or Retirement on or before the Exercise Date, and if such Participant or, in the event he or she dies, his or her Designated Beneficiary timely makes an irrevocable election in writing under this Section 11(a), such person shall have the right:

(i)To withdraw the Participant’s entire Payroll Deduction Account in cash (without interest), or

(ii)To apply the Participant’s entire Payroll Deduction Account to purchase whole shares of Common Stock at the Purchase Price for such Purchase Period as of the related Exercise Date.

Any election made under this Section 11(a) shall be irrevocable and shall be timely only if actually delivered to the Plan Administrator on or before the earlier of (i) the Exercise Date for such Purchase Period or (ii) the last day of the three (3) consecutive months period which begins on the last day the Participant was an Eligible Employee. If no timely election is made under this Section 11(a), a Participant shall be deemed to have elected the cash alternative set forth in Section 11(a)(1). If the purchase alternative set forth in Section 11(a)(2) is elected, the certificate representing the shares of Common Stock purchased shall be delivered as soon as administratively practicable to the Participant or, in the event he or she dies, to his or her Designated Beneficiary. If a Participant’s Payroll Deduction Account has a remaining balance after his or her Purchase Rights have been exercised under this Section 11(a), such balance automatically shall be refunded to the Participant, or in the event he or she dies, to his or her Designated Beneficiary in cash (without interest) as soon as practicable after such exercise.

(b)Other Terminations. Except as provided in Section 11(c), if a Participant’s status as an Eligible Employee terminates on or before the Exercise Date for a Purchase Period for any reason whatsoever other than his or her death, Disability or Retirement, his or her Payroll Deduction Account automatically shall be distributed as if he or she had elected to withdraw his or her Payroll Deduction Account in cash under Section 10 immediately before the date his or her employment had so terminated.

(c)Transfers. If a Participant is transferred directly between his or her Participating Employer and another Participating Employer while he or she has an Authorization in effect, such Authorization shall (subject to all the terms and conditions of this Plan) remain in effect. If a Participant is transferred between his or her Participating

Employer and another entity (other than a Participating Employer) in which the Company has, directly or indirectly, a twenty percent (20%) or greater equity interest, his or her payroll deductions shall automatically terminate upon the effective date of such transfer as if he or she had so amended his or her Authorization pursuant to Section 6(b), but he or she may continue as a Participant for the relevant Purchase Period only.

12.Administration.

The Plan Administrator shall be responsible for the administration of this Plan and shall have the power in connection with such administration to interpret this Plan and to take such other action in connection with such administration as the Plan Administrator deems necessary or equitable under the circumstances. The Plan Administrator also shall have the power to delegate the duty to perform such administrative functions as the Plan Administrator deems appropriate under the circumstances. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Plan Administrator for such function. Any action or inaction by or on behalf of the Plan Administrator under this Plan shall be final and binding on each Eligible Employee, each Participant and on each other person who makes a claim under this Plan based on the rights, if any, of any such Eligible Employee or Participant under this Plan.

13.Designation of Beneficiary.

A Participant shall designate on his or her Authorization a beneficiary (1) who shall act on his or her behalf if the Participant dies before the end of a Purchase Period and (2) who shall receive the Common Stock, if any, and cash, if any, to the Participant’s credit under this Plan if the Participant dies after the end of a Purchase Period but before the delivery of the certificate representing such shares of Common Stock, if any, and the cash, if any, to his or her credit in such Payroll Deduction Account. Such designation may be revised in writing at any time by the Participant by filing an amended Authorization, and his or her revised designation shall be effective at such time as the Plan Administrator receives such amended Authorization. If a deceased Participant fails to designate a Designated Beneficiary or, if no person so designated survives a Participant or, if after checking his or her last know mailing address, the whereabouts of the person so designated are unknown, then the Participant’s Designated Beneficiary shall be determined by the Plan Administrator in accordance with the Participant’s will or the applicable laws of descent and distribution.

14.Nontransferability.

Neither the balance credited to a Participant’s Payroll Deduction Account nor any rights to the exercise of Purchase Rights or to receive shares of Common Stock under this Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant during his or her lifetime or by his or her Designated Beneficiary or by any other person during his or her lifetime, and any attempt to do so shall be without effect; provided, however, that the Plan Administrator in its absolute discretion may treat any such action as an election by a Participant to withdraw the balance credited to his or her Payroll Deduction Account in accordance with Section 10. A Participant’s right, if any, to transfer any interest in this Plan at his or her death shall be determined exclusively under Section 11 and Section 14.

15.Adjustment.

The number of shares of Common Stock covered by outstanding Purchase Rights granted pursuant to this Plan and the related Purchase Price and the number of shares of Common Stock available under this Plan shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of the Company, including, but not limited to such changes as dividends paid in the form of Common Stock or Common Stock splits. Furthermore, the Board shall adjust (in a manner which satisfies the requirements of Section 424(a) of the Code) the number of shares of Common Stock available under this Plan and the number of shares of Common Stock covered by Purchase Rights granted under this Plan and the related Purchase Prices in the event of any corporate transaction described in Section 424(a) of the Code. If any adjustment under this Section 15 would create a fractional share of Common Stock or a right to acquire a fractional share, such fractional share shall be disregarded and the number of shares of Common Stock subject to each Purchase Right granted pursuant to this Plan shall be the next lower number of whole shares of Common Stock, rounding all fractions downward. An adjustment made under this Section 15 by the Board shall be conclusive and binding on all affected persons.

16.Securities Registration.

If the Company shall deem it necessary to register under the Securities Act of 1933, as amended, or any other applicable statutes, any shares of Common Stock with respect to which Purchase Rights shall have been exercised under this Plan or to qualify any such shares of Common Stock for an exemption from any such statutes, the Company shall take such action at its own expense before delivery of the certificate representing such shares of Common Stock. If shares of Common Stock are listed on any national stock exchange at the time Purchase Rights to purchase shares of Common Stock are exercised under this Plan, the Company whenever required shall register shares of Common Stock for which such Purchase Rights are exercised under the Securities Exchange Act of 1934, as amended, and shall make prompt application for the listing on such national exchange of such shares, all at the expense of the Company.

17.Reserved Shares.

There initially were one million (1,000,000) shares of Common Stock available for purchase from the Company upon the exercise of Purchase Rights granted under the Prior Plan, which amount was subsequently increased to two million five hundred thousand (2,500,000). All such reserved shares of Common Stock not delivered to or for Participants under the Prior Plan shall become available for purchase from the Company upon the exercise of Purchase Rights granted under this Plan. In addition to shares transferred from the Prior Plan to this Plan, there will be two million (2,000,000) shares of Common Stock available for purchase from the Company upon the exercise of Purchase Rights granted under the Plan. Any shares of Common Stock which are subject to Purchase Rights granted under this Plan but which are not purchased on the related Exercise Date shall again become available under this Plan.

18.Amendment or Termination.

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate in light of, and consistent with Section 423 of the Code and the laws of the State of Georgia, and any such amendment shall be subject to the approval of the Company’s Shareholders to the extent such approval is required under Section 423 of the Code or the laws of the State of Georgia or to the extent such approval is required to meet the security holder approval requirements under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. However, no provision of this Plan shall be amended more than once every six (6) months if amending such provisions more frequently would result in the loss of an exemption under Section 16(b) of the Securities Exchange Act of 1934, as amended. The Board also may terminate this Plan or any offering made under this Plan at any time; provided, however, the Board shall not have the right to modify, cancel, or amend any Purchase Rights outstanding after the beginning of a Purchase Period unless (i) each Participant consents in writing to such modification, amendment or cancellation, (ii) such modification only accelerates the Exercise Date for the related Purchase Period or (iii) the Board acting in good faith deems that such action is required under applicable law.

19.Notices.

All Authorizations and other communications from a Participant to the Plan Administrator under, or in connection with, this Plan shall be deemed to have been filed with the Plan Administrator when actually received in the form specified to the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt of such Authorizations and communications.

20.Other Benefit and Compensation Programs.

Purchase Rights and Common Stock received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program unless specifically provided for under the plan or program.

21.Rights as a Stockholder.

Unless the Committee determines otherwise, a Participant shall not have any rights as a stockholder with respect to shares of Common Stock covered by Purchase Rights until the date the Participant becomes the holder of record with respect to such shares. No adjustment will be made for dividends or other rights for which the record date is prior to such date.

22.Employment.

No offer under this Plan shall constitute an offer of employment, and no acceptance of an offer under this Plan shall constitute an employment agreement. Any such offer or acceptance shall have no bearing whatsoever on the employment relationship between any Eligible Employee and the Company or any Subsidiary. No Eligible Employee shall be induced to participate in this Plan by the expectation of employment or continued employment.

23.Headings, References and Construction.

The headings to sections in this Plan have been included for convenience of reference only. Except as otherwise expressly indicated, all references to sections in this Plan shall be to sections of this Plan.

24.Governing Law; Severability.

The Plan shall be construed in accordance with and governed by the laws of the State of Georgia. If any provision of the Plan or other agreement (including without limitation Award Agreements) is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan and such agreement will continue to be fully effective.

Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis - trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. : INTERNET/MOBILE – www.proxypush.com/crd-b Use the Internet to vote your proxy until 11:59 p.m. (ET) on May 7, 2025. ( PHONE – 1-866-883-3382 Use a touch-tone phone to vote your proxy until 11:59 p.m. (ET) on May 7, 2025. * MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 7, 2025. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 The Board of Directors Recommends a Vote FOR Each of the Director Nominees in Item 1, “FOR” Item 2, “FOR” Item 3, and “FOR” Item 4. 1. Proposal to elect the nine (9) nominees listed below as Directors (except as indicated to the contrary below) 01 I. K. Beale 04 J. C. Crawford, Jr. 07 J. T. Murphy ■ Vote FOR all nominees ■ Vote WITHHELD 02 C. M. Bready 05 F. R. Donner 08 R. Patel (except as marked) from all nominees 03 J. C. Crawford 06 L. G. Hannusch 09 R. Verma (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Proposal to approve an amendment to the Crawford & Company 2016 Employee Stock Purchase Plan to authorize 1,000,000 additional shares of Class A Common Stock, for issuance under the plan. ■ For ■ Against ■ Abstain 3. Proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers in 2024. ■ For ■ Against ■ Abstain 4. Proposal to ratify the appointment of KPMG LLP as independent registered public accounting firm for the Company for the 2025 fiscal year. ■ For ■ Against ■ Abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: ■ Date _____________________________________

Crawford & Company 5335 Triangle Parkway Peachtree Corners, Georgia 30092 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 8, 2025. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” each of the Director Nominees in Item 1, “FOR” Item 2, “FOR” Item 3, and “FOR” Item 4. By signing the proxy, you revoke all prior proxies and appoint R. Verma, W.B. Swain and T.E. Stevenson, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements. See reverse for voting instructions. CRAWFORD & COMPANY ANNUAL MEETING OF SHAREHOLDERS May 8, 2025 8:30 a.m. Crawford & Company 5335 Triangle Parkway Peachtree Corners, Georgia 30092